Exhibit 4.25

Execution Version

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS BOTH NOT MATERIAL AND IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL. SUCH EXCLUDED INFORMATION IS DENOTED BY ASTERISKS IN BRACKETS [**]
Note: the representations and warranties contained in the following agreement have been made solely for the benefit of the parties thereto and should not be relied on by any other person.  In addition, such representation and warranties: (i) have been qualified by disclosure schedules, (ii) are subject to the material standards set forth herein, which may differ from what may be considered to be material by investors, and (iii) were made only as of the date of the agreement or such other date as specified therein,  Accordingly, investors and security holders should not rely on the representations and warranties as characterizations of the actual state of facts. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the agreement, which subsequent information may or may not be fully reflected in the Company’s disclosures.

PAGANI HOLDING III LIMITED
(AS THE SELLER)
AND
2863862 ONTARIO INC.
(AS THE BUYER)
AND
CELESTICA INC.
(AS THE BUYER’S GUARANTOR)

AGREEMENT FOR THE SALE AND PURCHASE OF THE ENTIRE ISSUED SHARE CAPITAL OF PCI PRIVATE LIMITED

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CONTENTS
Clause	Page

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24. COUNTERPARTS	41
Schedule 1 INFORMATION ABOUT THE GROUP*	42
Part A THE COMPANY	42
Part B THE SUBSIDIARIES	43
Schedule 2 PREPARATION OF COMPLETION ACCOUNTS AND STATEMENT*	50
Schedule 3 COMPLETION ACCOUNTS*	54
Part A DRAFT COMPLETION ACCOUNTS	54
Part B DRAFT STATEMENT	56
Schedule 4 ACCOUNTING POLICIES*	57
Schedule 5 COMPLETION REQUIREMENTS	59
Schedule 6 WARRANTIES	63
Schedule 7 ACTION PENDING COMPLETION	92
Schedule 8 EXCEPTIONS TO ACTIONS PENDING COMPLETION	95
Schedule 9 LIMITATIONS	96
Schedule 10 TREATMENT OF INTRA-GROUP RECEIVABLES AND INTRA-GROUP PAYABLES	105
Schedule 11 INTELLECTUAL PROPERTY RIGHTS*	107
Schedule 12 PROPERTIES*	111
Part A OWNED PROPERTY	111
Part B LEASED PROPERTY	112

*    Omitted as an immaterial schedule pursuant to Instructions to Exhibits under Item 19 of Form 20-F.
Agreed Form Documents
1.    Announcement
2.    Letter of resignation of directors and secretaries
3.     Irrevocable power of attorney

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THIS AGREEMENT is entered into as a deed and is executed on 22 September 2021
BETWEEN:
(1)    PAGANI HOLDING III LIMITED, a company incorporated in the Cayman Islands with Company Registration Number 345076 (the "Seller");
(2)    2863862 ONTARIO INC., a company incorporated and registered in Ontario, Canada with corporate number 2863862 (the "Buyer"); and
(3)    CELESTICA INC., a company incorporated and registered in Ontario, Canada with corporate number 1201522 (the "Buyer’s Guarantor"),
(each a "party" and together, the "parties").
INTRODUCTION
The Seller has agreed to sell to the Buyer, and the Buyer has agreed to buy from the Seller, the entire issued share capital in the Company (as defined below) on the terms and subject to the conditions contained in this Agreement.
THE PARTIES AGREE as follows:
1.    INTERPRETATION
1.1    In this Agreement and in the Schedules unless the context requires otherwise:
"Accounting Policies" means the accounting policies and procedures as set out in Schedule 4;
"ACRA" means the Accounting and Corporate Regulatory Authority of Singapore;
"Act" means the Companies Act (Chapter 50 of Singapore);
"Action" means any civil charge, dispute, criminal or administrative action, claim, lawsuit, counter-suit, investigation, injunction, hearing, order, audit, settlement, arbitration, mediation, civil or criminal legal proceeding, or administrative enforcement proceeding, by or before any Governmental Authority, authorised arbitrator or mediation tribunal;
"Actual Cash" means the actual Cash as at the Effective Time, as set out in the Statement;
"Actual Indebtedness" means the actual Indebtedness as at the Effective Time, as set out in the Statement;
"Actual Intra-Group Payables" means the aggregate amount of all Intra-Group Payables as at the Effective Time, as set out in the Statement;
"Actual Intra-Group Receivables" means the aggregate amount of all Intra-Group Receivables as at the Effective Time, as set out in the Statement;
"Actual Net Third Party Debt" means an amount (which may be a positive or a negative number and, if negative, denotes a net cash position for the Group) equal to the aggregate amount of the Actual Indebtedness less the aggregate amount of the Actual Cash, as set out in the Statement;

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"Actual Working Capital Adjustment" means an amount (which may be a positive or a negative number) equal to the Actual Working Capital Amount less the Target Working Capital Amount;
"Actual Working Capital Amount" means the actual Working Capital as at the Effective Time, as set out in the Statement;
"Affiliate" means, in relation to a person, a person which directly or indirectly Controls, is Controlled by or is under direct or indirect common Control with such person, and includes any holding company, subsidiary or related corporation of such person;
"Agreed Rate" means five per cent. (5%) per annum;
"Antitrust Authority" means any governmental authority, agency or department having authority under, or jurisdiction in respect of, any Antitrust Laws;
"Antitrust Laws" means all Applicable Law of any jurisdiction that are designed or intended to prohibit, prevent, restrict or regulate actions having the purpose or effect of monopolisation or restraint of trade, in each case that is applicable to and legally binding on the Group;
"Applicable Law" means all civil and common laws, statutes, subordinate legislation, treaties, regulations, directives, decisions, by-laws, ordinances, circulars, codes, orders, notices, demands, decrees, injunctions, resolutions or judgments of any Governmental Authority, court, agency or association applicable to and legally binding on any person, its business, employees or assets in any jurisdiction (where applicable);
"Appointment Notice" has the meaning given to it in paragraph 4 of Schedule 2;
"Audited Accounts" means the consolidated audited accounts of the Group for the financial year ended on the Last Accounting Date;
"Bank Facilities" means the facilities agreement dated 24 April 2019 in relation to the provision by DBS Bank Ltd of a term loan facility and revolving credit facility in the aggregate amount of US$[**] to the Seller (as amended and restated from time to time);
"Bonus Tax Benefit" means an amount equal to [**]% of the Bonuses;
"Bonuses" means such amount equal to: (a) one hundred per cent. (100%) of the Performance Bonuses; and (b) one hundred per cent. (100%) of the Special Bonuses, which for the avoidance of doubt, shall include all social security/pension contributions which the Company is required to bear under Applicable Law in connection with the payment thereof;
"Box Data Room" has the meaning given to it in the definition of "Data Room" below;
"Budgets and Business Plans" has the meaning given to it in paragraph 4 of Schedule 7;
"Business" means the business carried on by the Group as at the date of this Agreement;
"Business Day" means a day (other than a Saturday, Sunday or public holiday) on which commercial banks are open for business in New York, Singapore and Toronto;

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"Business Warranties" mean all of the Warranties other than the Fundamental Warranties and Tax Warranties;
"Business Warranty Claim" means a Warranty Claim pursuant to a Business Warranty;
"Buyer's Bank Account" means the bank account as shall have been notified to the Seller by the Buyer no later than five (5) Business Days following the Determination Date;
"Buyer's Group Undertaking" means the Buyer or any Affiliate of the Buyer and includes, for the avoidance of doubt, each Group Company after Completion, and "Buyer's Group" shall be construed accordingly;
"Cash" means, in respect of each Group Company, the aggregate of (i) all cash held by such Group Company, (ii) refundable deposits, (iii) an amount equivalent to the Bonuses, (iv) income arising from accrued interest and (v) any cash balances credited to the account of such Group Company with banks or other financial institutions as set out in that Group Company's nominal ledger (including any cash in transit from the Group Company to its banks), in each case to which such Group Company is legally and beneficially entitled at the relevant time, but excluding: (a) any amount taken into consideration in calculating the Intra-Group Receivables in respect of the Group Companies; (b) the aggregate value of any declared but unpaid dividends and other distributions attributable to the Shares that a member of the Seller’s Group is entitled to receive; and (c) the aggregate of all cash received between the date of this Agreement and the Completion Date by any Group Company which comprises the proceeds of any insurance claims;
"Claim" means any claim by the Buyer under or in connection with the terms of this Agreement or any of the other Transaction Documents;
"Clearance Decision" means a decision of the applicable Antitrust Authority, or deemed decision of the relevant Antitrust Authority, confirming the Transaction is compatible with the relevant Antitrust Laws;
"Code" means the United States Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated and the rulings issued thereunder from time to time;
"Company" means PCI Private Limited, details of which are set out in Part A of Schedule 1;
"Completion" means completion of the sale and purchase of the Shares in accordance with this Agreement;
"Completion Accounts" means the summary consolidated balance sheet for the Group as at the Effective Time, agreed or determined in accordance with Schedule 2, as referred to in paragraph 14.1 of Schedule 2;
"Completion Bank Debt" means all monies due in respect of the Bank Facilities to be repaid by the Seller at Completion in order to discharge in full all of its liabilities in respect of the Bank Facilities, including all amounts of principal debt, accrued interest, accrued fees (including but not limited to agency fees), costs and charges and early repayment or redemption penalties due as a result of the repayment of such amount at Completion;
"Completion Date" means:

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(a)    in the case that the Condition shall have been satisfied or waived on or prior to 20 October 2021, 1 November 2021;
(b)    in the case that the Condition shall have been satisfied or waived between 21 October 2021 and 20 November 2021 (inclusive), 1 December 2021;
(c)    in the case that the Condition shall have been satisfied or waived between 21 November 2021 and 11:59 p.m. on the Long-stop Date (inclusive), the Completion Date shall be 15 December 2021; or
(d)    any such other date as the parties may agree in writing;
"Completion Documents" has the meaning given to it in Clause 11.1.3;
"Condition" means the condition set out in Clause 5.1;
"Confidential Information" means all information:
(a)    which is used in or otherwise relates to any Group Company's business, customers or financial or other affairs including information relating to:
(i)    the marketing of goods or services including customer names and lists and other details of customers, sales targets, sales statistics, market share statistics, prices, market research reports and surveys, and advertising or other promotional materials; or
(ii)    future projects, business development or planning, commercial relationships and negotiations; and
(b)    received or obtained by the relevant party as a result of it negotiating, entering into or performing its obligations under the Transaction Documents including, the provisions of or subject matter of the Transaction Documents;
"Confidentiality Agreements" means the agreements between the Buyer and:
(a)    Platinum Equity Advisors International Pte. Ltd. dated 4 March 2021; and
(b)    Pagani Holding II Limited dated 14 June 2021,
each relating to the provision of the "Confidential Information" (as defined in each such agreement);
"Contract" means any agreement, arrangement or commitment made in writing whether conditional or unconditional;
"Control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person, whether through:
(a)    ownership or control (whether direct or indirect) of fifty per cent. (50%) or more of the total share capital or voting rights attributable to the shares or other equity interests of that person (including in the case of a partnership, capital of the partnership) whether by shareholding, contract or otherwise; or
(b)    the possession, direct or indirect, of control over the composition of the board of directors or management or other governing body of that person whether through ownership of voting securities, by contract, or otherwise, and, without prejudice to the generality of the foregoing, the composition of such board or other governing body shall be deemed to be so controlled or jointly controlled

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if the person holding the right may by the exercise of such power, directly or indirectly, appoint or remove more than half of the directors or other members of such board or management of the partnership or other governing body and the terms "Controlled by" and "under common Control with" shall be construed accordingly;
"Costs" means all reasonable and documented third party costs (including reasonable legal costs) and expenses (including Tax), in each case, of any nature whatsoever, together with GST (or equivalent sales Tax, if any) charged thereon;
"Data Rooms" means:
(a)    the virtual data room hosted by Intralinks from 3 May 2021 to 16 September 2021 in relation to the transactions contemplated under this Agreement (the "Intralinks Data Room") (the documents in which are also contained in the USB flash drives (the "Intralinks Data Room USB Stick") to be despatched to the Buyer within five (5) Business Days after the date of this Agreement together with a letter from Intralinks confirming that the contents and information on the Intralinks Data Room USB Stick is the same as was contained in the Intralinks Data Room as at 16 September 2021); and
(b)    the folder hosted by Box Virtual Data Rooms from 23 July 2021 to 15 September 2021 in relation to certain information of employees of the Group, including but not limited to the Performance Bonuses and Special Bonuses (the "Box Data Room") (the documents in which as of 15 September 2021 are also contained in the USB flash drive to be despatched to the Buyer within two (2) Business Days before the date of this Agreement);
"Data Room Documents" means the materials and information made available by the Seller and its representatives for inspection by the Buyer and its representatives in the Data Rooms;
"Deed of Undertaking" means the irrevocable deed of undertaking to be entered into, on or around the date of this Agreement, among Pagani Holding II Limited, Pagani Holding Limited, PE Pagani Holding II Limited, PE Pagani Holding Limited and the Buyer;
"Deferred Completion Date" has the meaning given to it in Clause 6.5;
"Determination Date" means the date on which the Completion Accounts and the Statement are agreed or determined in accordance with the provisions of Schedule 2;
"Disclosed" means, for all purposes under this Agreement, the Disclosure Letter and the Updated Disclosure Letter (if any), disclosed in writing with sufficient details to identify the nature and scope of the matter disclosed to enable a reasonable and sophisticated buyer to make an informed assessment of such matter;
"Disclosed Information" means: (a) the Data Room Documents; (b) the Disclosure Letter; and (c) (for the purposes of the Warranties being given immediately prior to Completion pursuant to Clause 7.2.2 only) the Updated Disclosure Letter (if any);
"Disclosure Letter" means the letter from the Seller to the Buyer in relation to the Warranties having the same date as this Agreement, the receipt of which has been acknowledged by the Buyer;
"Draft Completion Accounts" means a summary consolidated balance sheet for the Group as at the Effective Time in the format set out in Part A of Schedule 3, to be

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prepared in accordance with Schedule 2 and on the basis of, and in accordance with, the Accounting Policies;
"Draft Completion Accounts Statement" has the meaning given to it in paragraph 1 of Schedule 2;
"Draft Statement" means a statement for the Group as at the Effective Time in the format set out in Part B of Schedule 3, to be prepared in accordance with Schedule 2 and on the basis of, and in accordance with, the Accounting Policies;
"Effective Time" means 5.00 p.m. Singapore time on the Completion Date;
"Encumbrance" means a lien, charge (whether fixed or floating), mortgage, debenture, hypothecation, pre-emption right, power of sale, retention of title, right of first refusal, third party right, option, pledge, assignment, trust arrangement or other encumbrance, security interest or right of any kind, having similar effect and any agreement, arrangement or commitment, whether conditional or otherwise, to create any of the foregoing;
"Estimated Intra-Group Payables" means the Seller’s good faith estimate of the Actual Intra-Group Payables as at the Effective Time, as notified by the Seller’s Representative to the Buyer at least seven (7) Business Days prior to Completion;
"Estimated Intra-Group Receivables" means the Seller’s good faith estimate of the Actual Intra-Group Receivables as at the Effective Time, as notified by the Seller’s Representative to the Buyer at least seven (7) Business Days prior to Completion;
"Estimated Net Third Party Debt" means the Seller’s good faith estimate of the Net Third Party Debt as at the Effective Time, as notified by the Seller’s Representative to the Buyer at least seven (7) Business Days prior to Completion;
"Estimated Working Capital Adjustment" means an amount (which may be a positive or a negative number) equal to the Estimated Working Capital Amount less the Target Working Capital Amount as at the Effective Time, as notified by the Seller’s Representative to the Buyer at least seven (7) Business Days prior to Completion;
"Estimated Working Capital Amount" means the Seller’s good faith estimate of the Working Capital, as notified by the Seller’s Representative to the Buyer at least seven (7) Business Days prior to Completion;
"Event" means an event, act, transaction or omission including a receipt or accrual of income or gains, distribution, failure to distribute, acquisition, disposal, transfer, payment, loan or advance;
"Existing Fixed Charge" means the existing fixed charge (by way of first equitable mortgage) over the Shares granted by the Seller to DBS Bank Ltd in connection with the Bank Facilities which shall be released at Completion pursuant to the terms of the Security Release Agreements;
"Expert" has the meaning given to it in paragraph 14.5 of Schedule 9;
"Final Report" has the meaning given to it in Clause 16.8.3;
"Fundamental Warranties" means the Warranties set out in Clause 7.1;
"Fundamental Warranty Claim" means a Claim pursuant to the Fundamental Warranties;

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"Governmental Authority" means any government or any department, bureau, commission, court, official, political subdivision, tribunal or other authority or instrumentality of any government, whether supra-national national, provincial, municipal or local, domestic or foreign, including, for the avoidance of doubt, any Antitrust Authority;
"Group" means the Company and the Subsidiaries;
"Group Company" means the Company or a Subsidiary (as the context requires);
"GST" means goods and services tax (or overseas equivalents including value added taxes);
"Guaranteed Obligations" has the meaning given to it in Clause 13.1;
"Headline Price" means US$306,000,000;
"Indebtedness" means, in respect of each Group Company, the aggregate amount (expressed as a positive number) of:
(a)    all borrowings, and indebtedness in the nature of or having the commercial effect of borrowings (including by way of loans, notes, bonds, debentures, loan stocks, net debit balances, commercial paper, finance leases or similar instruments and bank overdrafts) borrowed from or owing to third parties, excluding any creditor taking into consideration in calculating the Working Capital;
(b)    any accrued and outstanding interest and agency fees thereon;
(c)    any accrual for corporate income taxes payable (excluding the Bonus Tax Benefit), net of related tax prepayments;
(d)    the following other net debt and net debt-like line items identified on page 65 of the PWC Report:
(i)    non recurring accrued legal and professional fees;
(ii)    capitalised up-front fees for bank loan;
(iii)    government grant receivables in future (JSS);
(iv)    under-accrued agency fee for term loan;
(v)    early termination charges for bank loans;
(vi)    additional rebate receivable from a supplier;
(vii)    derivative asset; and
(e)    any unclaimed long-outstanding rebate balances settled with Customers D and B in an amount not exceeding US$[**] as identified on page 71 of the PWC Report (item 11) and which have not been paid before Completion, in each case at the relevant time;
"Information Pack" means the confidential information memorandum prepared by Lincoln International LLC and BDA Partners Ltd. and provided to the Buyer on April 2021;

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"Initial Consideration" means an aggregate cash amount equal to the:
(a)    Headline Price
minus
(b)    the Estimated Net Third Party Debt
minus
(c)    Estimated Intra-Group Payables
minus
(d)    the Bonuses net of the Bonus Tax Benefit
plus
(e)    the Estimated Working Capital Adjustment
plus
(f)    Estimated Intra-Group Receivables;
"Insured Claim" means a Claim for breach of Warranty that is insured under the W&I Insurance Policy;
"Intra-Group Payables" means, in respect of a Group Company, the aggregate of the amounts owing from such Group Company to Seller’s Group Undertakings at the relevant time;
"Intra-Group Receivables" means, in respect of a Group Company, the aggregate of the amounts owing from Seller’s Group Undertakings to such Group Company at the relevant time;
"Intralinks Data Room" has the meaning given to it in the definition of "Data Room" above;
"Intralinks Data Room USB Stick" has the meaning given to it in the definition of "Data Room" above;
"Inventories” means in respect of a Group Company, all inventory comprising the aggregate of the raw materials, work in progress and finished goods;
"Last Accounting Date" means 31 December 2020;
"Long-stop Date" means 9 December 2021, or such other date as the Buyer and the Seller may agree in writing;
"Loss" means all Costs, claims, damages, liabilities, losses and expenses, including, in each case, all related Taxes and "Losses" shall be construed accordingly;
"Managers" means the management team of the Group comprising Teo Eng Lin (Chief Executive Officer), Chai Kim Chin (Chief Financial Officer), Thomas Muljadi Handojo (Chief Commercial Officer) and David Chan Kok Wah (Senior Vice President, Supply Chain Operation), and "Manager" means any one of them;

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"Monitoring Fees" means amounts paid by the Company in accordance with invoices from Platinum Equity Advisors, LLC, in consideration of the provision of corporate advisory services by Platinum Equity Advisors, LLC to the Company in the years 2019 and 2020;
"Net Third Party Debt" means an amount (which may be a positive or a negative number) equal to the aggregate amount of the Indebtedness less the aggregate amount of the Cash at the relevant time;
"Non-Notifying Party" has the meaning given to it in Clause 5.10;
"Notice" has the meaning given to it in Clause 21.1;
"Notifying Party" has the meaning given to it in Clause 5.10;
"Overprovision" has the meaning given to it in paragraph 14.1.1 of Schedule 9;
"Pay-Off Letter" means a pay-off letter from the Company as company and Pagani Holding II Limited as parent to DBS Bank Ltd. in its capacities as facility agent, security agent and hedge counterparty under the Bank Facilities;
"Performance Bonuses" means all amounts to be paid by the Company and/or any of its subsidiaries to the management and employees of the Company and/or its subsidiaries as set out in the Box Data Room for the purposes of recognising their successful execution of the Group’s various initiatives and key medium-term objectives for the years 2019, 2020 and 2021;
"Postponing Party" has the meaning given to it in Clause 6.5;
"PRC" means the People's Republic of China;
“PWC Report” means the financial and tax vendor due diligence report dated on or around the date of this Agreement in respect of the Group and issued by PricewaterhouseCoopers Advisory Services Pte. Ltd.;
"Records" means all books, records and documents (including financial, business or trading information, books, data, information or documents (including in electronic format)) used by or otherwise relating to the Taxation of any Group Company;
"Released Parties" means the Seller, any member of the Seller’s Group and any current or former investor, partner, shareholder, director, employee, officer, manager, adviser, agent or representative of any of the foregoing or of the Group Companies;
"Relevant Amount" has the meaning given to it in paragraph 14.2 of Schedule 9;
"Relevant Chinese Taxation" has the meaning given to it in Clause 16.8;
"Relevant Person" means any past or present employee, officer or director of any Group Company;
"Relevant Relief" has the meaning given to it in paragraph 12.1.1 of Schedule 9;
"Repayment" has the meaning given to it in paragraph 14.1.2 of Schedule 9;
"Reporting Accountants" means Alvarez & Marsal;

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"Reporting Requirements" means the requirement to report the transactions contemplated by this Agreement to the Governmental Authorities of the People's Republic of China under PRC State Administration of Taxation Circular 7 (2015);
"Restricted Employee" has the meaning given in Clause 12.1;
"Searches" means:
(a)    company searches conducted with the following public registers:
(i)    in respect of Singapore, the Accounting and Corporate Regulatory Authority, one (1) Business Day prior to the date of this Agreement;
(ii)    in respect of the PRC, via searches at: (A) China Judgments Online and China Enforcement Information Disclosure Online, maintained by the Supreme People’s Court, and (B) Credit China which is maintained by the National Development and Reform Commission and the People's Bank of China, one (1) Business Day prior to the date of this Agreement;
(iii)    in respect of Indonesia, the Legal Entity Administration System at the Minister of Law and Human Rights, one (1) Business Day prior to the date of this Agreement; and
(iv)    in respect of the U.S., the Secretary of State of the State of California to obtain the Certificate of Good Standing on 14 September 2021; and
(b)    litigation and insolvency searches conducted:
(i)    in respect of Singapore, at the Supreme Court of the Republic of Singapore, one (1) Business Day prior to the date of this Agreement;
(ii)    in respect of the PRC, via China Judgments Online maintained by the Supreme People’s Court, one (1) Business Day prior to the date of this Agreement;
(iii)    in respect of Indonesia, via online searches at: (A) the Medan Commercial Court; (B) the Tanjung Pinang Industrial Relation Court; (C) the Tanjung Pinang Administrative Court; (D) the Batam District Court, one (1) Business Day prior to the date of this Agreement; and
(iv)    in respect of the U.S., the following searches, on 16 September 2021:
(A)    Uniform Commercial Code Fixture, Federal Tax Lien, State Tax Lien & Judgment Lien Searches at the California Los Angeles County Recorder;
(B)    Uniform Commercial Code, Federal Tax Lien, State Tax Lien, Judgment Lien Searches at the California Secretary of State;
(C)    Pending Suits and Judgments Searches at the California Los Angeles County Superior Court;
(D)    Pending Suit and Judgment (Federal) Searches at the U.S. District Court of the Central District of California; and
(E)    Bankruptcy Searches at the U.S. Bankruptcy Court of the Central District of California;

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(c)    searches in respect of intellectual property rights conducted via the US Copyright Office, ProQuest Dialog and SAEGIS CompuMark third party databases on a world-wide basis for all patents, trade marks, registered designs and registered copyright held in the name of any member of the Group on 14 September 2021; and
(d)    any other customary company, litigation, insolvency, land title or intellectual property related public searches that a reasonable and sophisticated buyer would be able to conduct in the relevant Group Company’s jurisdiction of incorporation in the context of the Transaction;
"Security Release Agreements" has the meaning given to the term “Security Release Agreements” in the Pay-Off Letter;
"Seller’s Bank Accounts" means the bank accounts as shall have been notified to the Buyer by the Seller at least seven (7) Business Days before the Completion Date;
"Seller’s Completion Documents" has the meaning given to it in Clause 7.1.3;
"Seller’s Disagreement Notice" has the meaning given to it in paragraph 3 of Schedule 2;
"Seller’s Group Undertaking" means each of the Seller or any Affiliate of the Seller (but excluding any Group Company), and "Seller’s Group" or "Seller’s Group Undertakings" shall be construed accordingly;
"Seller’s Representative" means the representative of the Seller appointed pursuant to Clause 17;
"Seller’s Solicitors" means Duane Morris & Selvam LLP of 16 Collyer Quay, #17-00, Singapore 049318;
"Senior Employee" means any employee of a Group Company whose base salary exceeds US$[**] per annum;
"SFRS(I)" means Singapore Financial Reporting Standards (International);
"SGD" means the lawful currency of the Republic of Singapore;
"Shares" means the 199,099,000 ordinary shares issued in the capital of the Company, comprising the whole of the allotted and issued share capital of the Company;
"SIAC" has the meaning given to it in Clause 22.2;
"Special Bonuses" means all amounts as determined by the Seller to be paid as a special bonus by the Company and/or any of its subsidiaries to the management and employees of the Company and/or its subsidiaries, as set out in the Box Data Room for the purposes of recognising their successful execution of the Group’s various initiatives and key medium-term objectives for the years 2019, 2020 and 2021;
"Stamp Duty Documents" means:
(a)    a working sheet computing the net asset value per Share in the form prescribed by the Stamp Duty Branch of the Inland Revenue Authority of Singapore and signed by a director or the secretary of the Company; and/or

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(b)    such other documents as may be prescribed from time to time by the Stamp Duty Branch of the Inland Revenue Authority of Singapore for the purpose of assessing the stamp duty payable on a transfer of shares;
"Statement" means the statement for the Group as at the Effective Time, agreed or determined in accordance with Schedule 2, as referred to in paragraph 14.1 of Schedule 2;
"Subsidiaries" means the entities listed in Part B of Schedule 1, and "Subsidiary" shall be construed accordingly;
"Surviving Provisions" has the meaning given to it in Clause 5.14;
"Target Working Capital Amount" means US$[**];
"Tax" means and includes all forms of taxation and statutory, governmental, supra-governmental, state, principal, local governmental or municipal impositions, duties (including, without limitation, customs duties and stamp duties), contributions, levies, and other taxes, fees, assessments or other governmental charges of any kind whatsoever, in each case, wherever and whenever imposed, whether or not disputed and all penalties, charges, Costs and interest relating thereto (in lieu thereof) and all employment taxes and any deductions or withholdings (including, without limitation, social security contributions and any other payroll taxes), and "Taxes" and "Taxation" shall be construed accordingly;
"Tax Authority" means any statutory, government, state, provincial, local governmental or municipality or any local, state, federal or other authority, body or official anywhere in the world (including any Governmental Authority) exercising a fiscal, revenue, customs or excise function;
"Tax Authority Claim" means the issue, post Completion, of any notice, demand, assessment or letter by a Tax Authority;
"Tax Liability" means, in relation to Tax:
(a)    any claim, liability, debt, Cost, expense or obligation (including any late payment penalties or interest), imposed upon a Group Company by the relevant Tax Authority under any Applicable Law connected therewith; and
(b)     the loss of a Tax Relief;
"Tax Indemnities" mean the indemnities provided for in Clause 16.10;
"Tax Relief" includes:
(a)    any loss, relief, allowance, credit, exemption or set-off in respect of any Tax;
(b)    any deduction in computing gross receipts, income, profits or gains for the purposes of Tax; and
(c)    any right to a repayment of Tax or a payment in respect of Tax;
"Tax Warranties" means the Warranties as set out in paragraph 5 of Schedule 6;
"Tax Warranty Claim" means a Warranty Claim pursuant to a Tax Warranty;
"Threshold" has the meaning given to it in paragraph 1.1.2 of Schedule 9;

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"Total Consideration" has the meaning given to it in Clause 3;
"Transaction" means the acquisition by the Buyer of the Shares pursuant to the terms of this Agreement;
"Transaction Documents" means this Agreement, the Confidentiality Agreements, the Disclosure Letter, the Updated Disclosure Letter (if provided), the Deed of Undertaking and any other document required to be entered into pursuant to this Agreement, and "Transaction Document" means any of them;
"Transaction Expenses" means, to the extent unpaid as of Completion, the out-of-pocket fees and expenses (if any) incurred and payable by the Group prior to or at Completion in connection with this Agreement and the Transaction Documents and the transactions contemplated hereby (including any such fees and expenses payable upon consummation of the Completion and, in each case, any GST not recoverable thereon within the same accounting period);
"U.S." means the United States of America;
"Updated Disclosure Letter" has the meaning given to it in Clause 7.3.1;
"US$" means the lawful currency of the U.S.;
"W&I Insurance Policy" means the warranty and indemnity insurance policy issued by the W&I Insurer to the Buyer providing insurance coverage to the Buyer in respect of the Insured Claims and naming the Buyer as the insured, subject to the limitations set out in such policy;
"W&I Insurer" means Liberty GTS;
"Warranty" means a statement contained in Schedule 6, and "Warranties" means all of those statements;
"Warranty Claim" means a Claim for breach of Warranty, whether or not it is an Insured Claim; and
"Working Capital" means the aggregate value, at the relevant time, of:
(a)    (i) trade receivables, net of provisions, (ii) Inventories, net of provisions, and (iii) other receivables, deposits and prepayments within current assets (which shall exclude deferred tax assets) (in each case in respect of the Group Companies), and excluding, for the avoidance of doubt, Intra-Group Receivables (if any) and Cash; minus
(b)    (i) trade payables, and (ii) other payables and accruals within current liabilities (which shall include the Transaction Expenses but shall exclude deferred tax liabilities) (in each case in respect of the Group Companies), and excluding, for the avoidance of doubt:
(A)    Intra-Group Payables (if any);
(B)    Indebtedness;
(C)    the following debt-like items: (I) accrued interest expenses, (II) capital expenditure payables; (III) provisions for reinstatement costs; (IV) accrued severance expenses; and (V) non-recurring accrued legal and profession fees, as identified on page 70 of the PWC Report as items 2,

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3, 4, 5, and 8 and as elaborated upon in the corresponding notes set out on page 71 of the PWC Report;
(D)    the following working capital adjustments: (I) aged unclaimed customer credit notes; (II) unclaimed long-outstanding rebates; and (III) accrued audit and tax fees incurred for holding companies, as identified on page 70 of the PWC Report as items 10, 11 and 20 and as elaborated upon in the corresponding notes set out on pages 71 – 72 of the PWC Report; and
(E)    provision for excess open supplier purchase orders.
1.2    In this Agreement, a reference to:
1.2.1    "holding company", "subsidiary" and "related corporation" is to be construed in accordance with their respective definitions in the Act;
1.2.2    a party being liable to another party, or to liability, includes, but is not limited to, any liability in equity, contract or tort (including negligence);
1.2.3    a document in the "agreed form" is a reference to a document in a form approved and for the purposes of identification initialled (or identified as such by email or using e-verification means such as DocuSign) by or on behalf of the Buyer and the Seller’s Representative;
1.2.4    a statutory provision includes a reference to the statutory provision as modified or re-enacted or both from time to time before the date of this Agreement and any subordinate legislation made under the statutory provision (as so modified or re-enacted) before the date of this Agreement;
1.2.5    a "person" includes a reference to any individual, firm, company, corporation or other body corporate, government, state or agency of a state or any joint venture, association or partnership, works council or employee representative body (whether or not having separate legal personality);
1.2.6    a person includes a reference to that person's legal personal representatives, successors and permitted assigns;
1.2.7    a "party" includes a reference to that party's successors and permitted assigns;
1.2.8    a Clause, paragraph or Schedule, unless the context otherwise requires, is a reference to a clause or paragraph of, or schedule to, this Agreement;
1.2.9    one gender shall include each gender;
1.2.10    any Singapore legal term for any action, remedy, method of judicial proceeding, legal document, legal status, court, official or any legal concept or thing shall in respect of any jurisdiction other than Singapore be deemed to include what most nearly approximates in that jurisdiction to the Singapore legal term and any Singapore statute shall be construed so as to include equivalent or analogous laws of any other jurisdiction;
1.2.11    times of the day is to Singapore time;
1.2.12    "so far as the Seller is aware" means the actual knowledge of the Seller having made reasonable enquiries of each of the Managers (having each given reasonable consideration to the matters set out in the relevant

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Warranty) as at the date on which such Warranties are being given, and the Seller shall not be required to make any enquiry of any other person; and
1.2.13    other than the Warranties specified in paragraph 1.2, 2.1 and 6.1(a) of Schedule 6 to which, for the avoidance of doubt, no materiality qualification shall apply, where any Warranty is qualified by reference to materiality (including the phrase "in all material respects"), such reference shall be construed: (a) where applicable, as a reference to the materiality qualification contained or incorporated directly in such Warranty and in such cases, as a reference to the ordinary meaning of “materiality” as is reasonable in the context of the relevant Warranty; (b) as a reference to “materiality” thresholds specified in (i) the PWC Report and (ii) the legal vendor due diligence report dated 11 May 2021 in respect of the Group and issued by the Seller's Solicitors, King and Wood Mallesons (北京市金杜律师事务所上海分所) and Adnan Kelana Haryanto & Hermanto; and (c) where applicable, as a reference to the financial thresholds contained directly in such Warranty.
1.3    The ejusdem generis principle of construction shall not apply to this Agreement. Accordingly, general words shall not be given a restrictive meaning by reason of their being preceded or followed by words indicating a particular class of acts, matters or things or by examples falling within the general words. Any phrase introduced by the terms "other", "including", "include" and "in particular" or any similar expression shall be construed as illustrative and shall not limit the sense of the words preceding those terms.
1.4    The headings in this Agreement do not affect its interpretation.
1.5    Any thing or obligation to be done under this Agreement or any other Transaction Document that requires or falls to be done on a stipulated day, shall be done on the next succeeding Business Day if the day upon which that thing or obligation is required or falls to be done falls on a day which is not a Business Day.
1.6    Save as otherwise provided under this Agreement, all payments required in accordance with this Agreement shall be made in US$. For the purposes of applying a reference to a monetary sum expressed in US$, an amount in a different currency shall be converted into US$ on a particular date at the mid-point spot rate of exchange applicable to such other currency as published by Bloomberg on the Business Day immediately preceding that date.
2.    SALE AND PURCHASE
2.1    The Seller agrees to sell, as legal and beneficial owner of the Shares and the Buyer agrees to buy, all of the Shares and each right attaching to the Shares as at Completion, free from any Encumbrance.
2.2    With effect from Completion, the Seller waives (or agrees to procure the waiver of) any rights (including rights of pre-emption) or restrictions conferred on it or on any other person which may exist in relation to the Shares under the constitution of the Company or otherwise.
2.3    The Buyer and the Seller shall not be obliged to complete the purchase or sale of any of the Shares unless the sale of all the Shares is completed simultaneously.
3.    CONSIDERATION

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The purchase price for the Shares (the "Total Consideration") shall be an amount equal to the Initial Consideration as increased by the amount to be paid by the Buyer or, as the case may be, decreased by the amount to be paid by the Seller, pursuant to Clauses 4.1, 4.2, 4.3 and 4.4 and for the avoidance of doubt, the Bonus Tax Benefit shall not be double counted for the purposes of this Clause 3 (Consideration).
4.    POST-COMPLETION ADJUSTMENT
4.1    If the Actual Working Capital Adjustment:
4.1.1    exceeds the Estimated Working Capital Adjustment, the Buyer shall pay to the Seller an amount equal to such excess; or
4.1.2    is less than the Estimated Working Capital Adjustment, the Seller shall pay the Buyer an amount equal to such shortfall, in either case, in accordance with the provisions of Clauses 4.5 and 4.6.
4.2    If the Actual Net Third Party Debt:
4.2.1    exceeds the Estimated Net Third Party Debt, the Seller shall pay the Buyer an amount equal to such excess; or
4.2.2    is less than the Estimated Net Third Party Debt, the Buyer (for itself and on behalf of the relevant Group Companies) shall pay to the Seller an amount equal to such shortfall, in either case, in accordance with the provisions of Clauses 4.5 and 4.6.
4.3    If the:
4.3.1    Actual Intra-Group Payables exceed the corresponding Estimated Intra-Group Payables; and/or
4.3.2    Actual Intra-Group Receivables are less than the corresponding Estimated Intra-Group Receivables, the Seller (for itself and on behalf of the relevant Seller’s Group Undertakings) shall pay the Buyer (for itself and on behalf of the relevant Group Companies) the amount of the difference in each case in accordance with the provisions of Clauses 4.5 and 4.6.
4.4    If the:
4.4.1    Actual Intra-Group Receivables exceed the corresponding Estimated Intra-Group Receivables; and/or
4.4.2    Actual Intra-Group Payables are less than the corresponding Estimated Intra-Group Payables, the Buyer (for itself and on behalf of the relevant Group Companies) shall pay the Seller (for itself and on behalf of the relevant Seller’s Group Undertakings) the amount of the difference in each case in accordance with the provisions of Clauses 4.5 and 4.6.
4.5    Payments made by the Seller or the Buyer pursuant to Clause 4.1, 4.2, 4.3 or 4.4 shall be made by electronic transfer in immediately available funds for same day value (in the case of payments to the Seller, to the Seller’s Bank Account, and in the case of

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payments to the Buyer, to the Buyer's Bank Account), within ten (10) Business Days of the Determination Date without set‑off, deduction or withholding (except as required by Applicable Law or by this Agreement).
4.6    The amounts (if any) payable by the Seller to the Buyer or by the Buyer to the Seller pursuant to Clauses 4.1, 4.2, 4.3 or 4.4 shall, unless otherwise agreed by between the Buyer and the Seller’s Representative, be set off against each other so that only any balance payable shall be paid on any date on which a payment is to be made pursuant to Clause 4.5.
4.7    Any monetary sum payable by the Seller to the Buyer or by the Buyer to the Seller pursuant to Clauses 4.1, 4.2, 4.3 or 4.4 where that sum is expressed in a currency other than US$ shall be translated into US$ at the mid-point spot rate of exchange applicable to such other currency as published by Bloomberg as at the Effective Time.
5.    CONDITION
5.1    Completion is conditional on the following condition being satisfied (or waived in accordance with Clause 5.3 in writing) by 11.59 p.m. on the Long-stop Date:
issuance of a Clearance Decision by the Competition and Consumer Protection Commission in Ireland with respect to the Transaction, or any appropriate waiting periods (including any extensions) having expired, lapsed or been terminated (as appropriate) and all regulatory clearances in any relevant jurisdiction under the Antitrust Laws having been obtained with respect to the Transaction.
5.2    The Buyer and the Seller shall make all reasonable efforts to achieve satisfaction of the Condition as soon as possible after the date of this Agreement and in any event before the Long-stop Date.
5.3    The Condition may be waived in whole or in part (to the extent waivable under Applicable Law) by mutual agreement between the Buyer and the Seller’s Representative on such terms as they may agree in writing.
5.4    In connection with the satisfaction of the Condition, the Buyer and the Seller shall (and, to the extent required, shall cause their respective Affiliates to) as soon as practicable (and in any event within the required time periods for filing under the applicable Antitrust Laws), make such other filings or start pre-notification proceedings with the applicable Antitrust Authority as may be required under the applicable Antitrust Laws. Without prejudice to the foregoing or to the provisions of Clause 5.2 above, as regards the satisfaction of the Condition:
5.4.1    each of the parties shall make all reasonable efforts to comply promptly with any information or document requests issued under authority of the applicable Antitrust Laws and made of the Buyer, the Seller, or any of their Affiliates;
5.4.2    none of the parties shall enter into any other agreement or arrangement the entry into which such party reasonably expects is likely to materially delay or prevent satisfaction of the Condition; and
5.4.3    the Buyer shall only be required to offer any commitment or undertaking to an applicable Antitrust Authority which is commercially reasonable to secure the satisfaction of the Condition, provided that the Buyer shall not be required to (and the Company and its Subsidiaries shall not, without the prior written consent of the Buyer) offer, negotiate, commit to or effect, by consent decree, hold separate order or otherwise, the sale, divestiture, license, hold

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separate or other disposition of any and all of the shares or other equity or voting interest, assets (whether tangible or intangible) or business of any person and any condition requiring any of the foregoing shall not be considered commercially reasonable. Notwithstanding the above, as at the date of this Agreement, the Buyer (having made reasonable enquiries and having obtained legal advice), is not aware that any Antitrust Authority has any grounds to require it to take any action to offer, negotiate, commit to or effect, by consent decree, hold separate order or otherwise, the sale, divestiture, license, hold separate or other disposition of any and all of the shares or other equity or voting interest, assets (whether tangible or intangible) or business of any person and any condition requiring any of the foregoing that is considered not commercially reasonable.
5.5    No party shall (and shall procure that the Buyer’s Group and the Seller’s Group, respectively, shall not), without the prior written consent of the other party, enter into any agreement with any Governmental Authority agreeing not to consummate the Transaction. The parties hereto agree not to extend any waiting period or enter into any agreement with any Governmental Authority to delay the Transaction, except with the prior written consent of the other party.
5.6    The Seller undertakes, to the extent permitted by Applicable Law, to co-operate with the Buyer and to use reasonable endeavours to procure: (a) co-operation by the Group with a view to satisfying the Condition including, to the extent necessary and subject always to Clause 5.13, providing all information reasonably required by the Buyer in relation to the business of the Group; and (b) to the extent the Condition requires the taking of any action by a Group Company, that such Group Company takes such action.
5.7    The Buyer shall be solely responsible for and pay all fees payable to any Governmental Authority for any filings or pre-notification proceedings as may be required under any applicable Antitrust Laws in connection with the Transaction.
5.8    The Buyer shall, to the extent permitted by Applicable Law, keep the Seller informed as to the progress towards satisfaction of the Condition and shall:
5.8.1    promptly and in any event, within two (2) Business Days of receipt, notify the Seller’s Representative and provide to the Seller’s Representative copies of any material communications received from any Governmental Authority or other person in relation to obtaining any consent, approval or action where such communications have not been independently or simultaneously supplied to the Seller’s Representative;
5.8.2    provide the Seller’s Representative with draft copies of all material submissions and material communications to any Governmental Authority or other person in relation to obtaining any consent, approval or action at such time as will allow the Seller a reasonable opportunity to provide comments on such submissions or communications before they are submitted or sent (which such comments shall be taken into account by the Buyer), and promptly and in any event within two (2) Business Days of submission, provide the Seller’s Representative with copies of all such submissions and communications in the form submitted or sent, subject in each case, to exclusion by the Buyer of information that it reasonably considers to be confidential or commercially sensitive to it (provided that such confidential information is provided to the Seller’s Solicitors by the Buyer's solicitors on a counsel-to-counsel basis); and
5.8.3    where requested by the Seller’s Representative (and except: (a) in relation to telephone calls conducted solely by the Buyer’s solicitors; or (b) where such

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Governmental Authority expressly requests that the Seller should not be present at the meeting or telephone call or part or parts of the meeting or telephone call), allow persons nominated by the Seller’s Representative to attend any material meeting or material telephone call with any Governmental Authority or other person in relation to (and only to the extent such meeting or call relates to) obtaining any consent, approval or action.
5.9    If, at any time, the Buyer or the Seller become aware of a fact or circumstance that might prevent the Condition from being satisfied, such party shall inform the Seller or the Buyer (as the case may be) of the matter immediately.
5.10    If, prior to the Long-stop Date, the Buyer or the Seller becomes aware that the Condition will not be satisfied (or waived in accordance with Clause 5.3) on or before the Long-stop Date, the Buyer or the Seller (as the case may be) (the "Notifying Party") shall give notice in writing of such fact to the other (the "Non-Notifying Party") as soon as reasonably practicable after becoming aware of the same.
5.11    If on or before the Long-stop Date, the Notifying Party gives a bona-fide notice in accordance with Clause 5.10, the Non-Notifying Party or the Notifying Party may give notice in writing to the other to terminate this Agreement.
5.12    If the Condition has not been satisfied (or waived in accordance with Clause 5.3) by 11.59 p.m. on the Long-stop Date, this Agreement shall automatically terminate with immediate effect.
5.13    Nothing in this Clause 5 above shall entitle the Buyer (on the one hand) or the Seller and the Group Companies (on the other hand) to receive or obtain access to any information: (a) the provision of which by the other party would constitute a breach of Applicable Law; or (b) which the other party reasonably considers to be competitively sensitive, provided always that the external legal and economic advisers for the party from which competitively sensitive information is to be withheld are furnished with such information on an “external counsel only” basis.
5.14    If this Agreement terminates in accordance with Clauses 5.11 or 5.12, each party's further rights and obligations shall cease immediately on termination and have no further force or effect (excluding those under Clauses 11, 14, 15, 16, 17, 18, 19, 20, 21, 22 and 23 (the "Surviving Provisions")) and no party shall have any claim under the Transaction Documents of any nature whatsoever against the other party (except in respect of a party’s accrued rights and obligations at the date of termination or under any of the Surviving Provisions).
6.    COMPLETION
6.1    At least two (2) Business Days prior to Completion, the Buyer shall ensure that the Company’s company secretarial services provider has received an amount equal to the Singapore stamp duty payable on the transfer of the Shares.
6.2    Completion shall take place at the offices of the Seller’s Solicitors, or such other location as may be agreed by the Buyer and the Seller’s Representative, on the Completion Date.
6.3    At Completion, the Seller and the Buyer shall do all those things respectively required of them in Schedule 5 and:
6.3.1    the Buyer shall pay an amount equal to the Initial Consideration less the Completion Bank Debt (owing by the Seller at Completion) to the Seller by electronic transfer in immediately available funds for same day value to the Seller’s Bank Account;

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6.3.2    the Seller shall transfer the Shares to the Buyer free from any Encumbrance;
6.3.3    the Buyer shall pay to DBS Bank Ltd, on behalf of the Seller, an amount equal to the Completion Bank Debt (owing by the Seller at Completion) to the bank account(s) as shall have been notified in writing by the relevant creditors to the Buyer and the Seller not less than seven (7) Business Days prior to Completion and deliver to the relevant creditors as instructed by the Seller a copy of each MT103 in respect of such payments; and
6.3.4    the Seller shall procure that the Company (and/or any of the Company’s subsidiaries) make payment of the Bonuses to the relevant individuals on Completion either by electronic transfer in immediately available funds for same day value to the bank account(s) of the relevant individuals or by any other method as may be customarily utilised for payments by the Company and/or its subsidiaries to the relevant individuals.
6.4    Without prejudice to any other remedies or accrued rights that a party may have for failure to comply with Clause 6.3, if there is a breach of this Clause 6 and/or Schedule 5 on the Completion Date because:
6.4.1    the Buyer fails to comply with any of its obligations under this Clause 6 and/or Schedule 5; or
6.4.2    the Seller fails to comply with any of its obligations under this Clause 6 and/or Schedule 5, the Seller’s Representative may by notice to the Buyer, in the case of Clause 6.4.1, or the Buyer may by notice to the Seller, in the case of Clause 6.4.2, elect to:
6.4.3    proceed to Completion to the extent legally possible and reasonably practicable (without limiting the Seller’s or Buyer’s (as appropriate) rights under this Agreement);
6.4.4    postpone Completion to a date not less than six (6) Business Days and not more than ten (10) Business Days after the Completion Date; or
6.4.5    in the event of a material breach of such obligation that cannot be remedied, terminate this Agreement with immediate effect.
6.5    If the Seller’s Representative or the Buyer postpones Completion (the "Postponing Party") to another date (the "Deferred Completion Date") in accordance with Clause 6.4.4, the provisions of this Agreement apply as if that other date is the Completion Date, and if Completion has not occurred on or by the Deferred Completion Date as a result of a default by the non-Postponing Party, then the Postponing Party may serve notice on the non-Postponing Party terminating this Agreement, regardless of the materiality of the breach and whether or not it may be remedied.
6.6    If the Seller’s Representative or the Buyer terminates this Agreement pursuant to Clauses 6.4.5 or 6.5, each party's further rights and obligations shall cease immediately on termination and have no further force or effect (excluding the Surviving Provisions) and no party shall have any claim under the Transaction Documents of any nature whatsoever against the other party (except in respect of a party's accrued rights and obligations at the date of termination or under any of the Surviving Provisions).
7.    SELLER’S WARRANTIES AND UNDERTAKINGS

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Seller’s Fundamental Warranties
7.1    The Seller warrants to the Buyer at the date of this Agreement that:
7.1.1    it is a duly incorporated corporation validly existing under the law of its jurisdiction of incorporation;
7.1.2    it is not insolvent or otherwise unable to pay its debts within the meaning of any Applicable Law relating to insolvency applicable to it;
7.1.3    it has the right, power and authority, and has taken all action necessary, to execute, deliver and exercise its respective rights and perform its respective obligations under this Agreement and each document to be executed at or before Completion to which it is expressed to be a party (the "Seller's Completion Documents");
7.1.4    its obligations under this Agreement and the Seller's Completion Documents are, or when the relevant Seller’s Completion Documents are executed will be, enforceable and legally binding on the Seller in accordance with their respective terms;
7.1.5    the execution and delivery of, and the performance by the Seller of its obligations under, this Agreement and the Seller's Completion Documents will not:
(a)    result in a breach of any provision of the memorandum or articles of association or by-laws or equivalent constitutional documents of the Seller;
(b)    result in a breach of, or constitute a default under, any instrument to which the Seller is a party or by which the Seller is bound and which is material in the context of the transactions contemplated by the Transaction Documents; or
(c)    result in a breach of any order, judgment or decree of any court or Governmental Authority to which the Seller is a party or by which the Seller is bound or submits;
7.1.6    save as referred to in Clause 5.1, it is not required to obtain any consent or approval of, or give any notice to or make any registration with, any Governmental Authority which has not been obtained or made at the date hereof, both on an unconditional basis and on a basis which cannot be revoked (save pursuant to any legal or regulatory entitlement to revoke the same other than by reason of any misrepresentation or misstatement);
7.1.7    it is the sole legal and beneficial owner of the Shares, free from any Encumbrance (save for the Existing Fixed Charge) and that the Shares are fully paid; and
7.1.8    the Shares constitute the entire issued share capital of the Company, and each such warranty shall be deemed repeated by the Seller immediately prior to Completion with reference to "date of this Agreement" (or similar, as appropriate) being replaced with reference to "Completion Date".
Seller’s Business Warranties

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7.2    The Seller warrants to the Buyer that the Warranties are true and accurate in all material respects as:
7.2.1    at the date of this Agreement; and
7.2.2    immediately before Completion by reference to the facts and circumstances as at that point in time. For this purpose only, where there is an express or implied reference in a Warranty to the "date of this Agreement", that reference is to be construed as a reference to the Completion Date.
7.3    The Seller has the right, in its sole discretion, not less than seven (7) Business Days prior to the Completion Date, to deliver to the Buyer one (1) updated version of the Disclosure Letter (the "Updated Disclosure Letter") (including all documents and information attached or referred to therein which shall be replicated in a USB flash drive to be provided by the Seller’s Representative to the Buyer simultaneous with delivery of the Updated Disclosure Letter) which (for the purposes of the Warranties being given immediately prior to Completion pursuant to Clause 7.2.2 only) shall update the Disclosure Letter by reference solely to facts, matters, events or circumstances which occur or arise in the period after the date of this Agreement and shall not contain any facts, matters, events or circumstances arising prior to the date of this Agreement of which the Seller was aware prior to the date of this Agreement.
7.4    The Updated Disclosure Letter shall be in all material respects in the same format and standard as the Disclosure Letter.
7.5    The Seller irrevocably and unconditionally undertakes to the Buyer that, with effect from Completion (save as a result of fraud or wilful misconduct), it:
7.5.1    has no rights against (and waives any rights it may have against); and
7.5.2    shall not make any claim against (and shall waive any rights it may have against), the Group Companies or any current or former investor, partner, shareholder, director, employee, officer, manager, adviser, agent or representative of the Group Companies and the Seller shall procure that no member of the Seller’s Group shall bring any such claim against such persons, provided always that any release set out in this Clause 7.4 shall only be limited to matters relating to the Seller’s shareholding in the Group Companies the sale of which is the subject of this Agreement.
8.    PRE-COMPLETION CONDUCT
8.1    Between the execution of this Agreement and Completion, the Seller shall procure that:
8.1.1    each Group Company operates its business in the ordinary course and the usual way, using reasonable endeavours to procure that the business continues as a going concern in a manner consistent with past practices and in compliance with all Applicable Law;
8.1.2    each Group Company complies, subject to Schedule 8, with Schedule 7;
8.1.3    each Group Company provides within a reasonable time frame, such assistance as may be reasonably requested by the Buyer in relation to any debt financing of the Buyer in relation to the Transaction; and

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8.1.4    the Buyer and its advisers are provided within a reasonable time frame with such information as they may reasonably request for the purpose of monitoring:
(a)    compliance by the Seller with the provisions of this Clause 8; and
(b)    the material business and affairs of the Group (as determined by the Seller acting reasonably and in good faith) so as to assist the Buyer with the smooth integration of the Group into the Buyer’s Group at Completion, in each case provided that all such information is kept confidential by its recipient and provided that the request or provision (as applicable) of such information will not affect the day-to-day operations of the Group.
8.2    Between the execution of this Agreement and Completion, the Seller shall procure that:
8.2.1    the Intra-Group Receivables are repaid by the relevant Seller’s Group Undertakings to the relevant Group Company; and
8.2.2    the Intra-Group Payables are repaid by the relevant Group Companies to the relevant Seller’s Group Undertakings, such that there are no Intra-Group Receivables and no Intra-Group Payables as at Completion, provided that, to the extent that the Seller does not procure that there are no Intra-Group Receivables and no Intra-Group Payables as at Completion, the provisions of Schedule 10 shall apply as regards to the settlement and discharge of the same.
8.3    Between the execution of this Agreement and Completion ("Relevant Period"), the Seller shall procure that any employment agreements that are entered into between: (i) PT PCI Elektronik; and (ii) factory workers whose current employment agreements expire during the Relevant Period, are entered into substantially in the form set out in section 1.12.18.35.4 of the Intralinks Data Room on a project basis.
9.    W&I INSURANCE POLICY
9.1    All Costs in relation to obtaining and maintaining in full force and effect the W&I Insurance Policy (including any premium, the W&I Insurer's legal fees, broker's fees and any Tax) shall be borne by the Buyer.
9.2    Notwithstanding any other provision in this Agreement, the Buyer:
9.2.1    hereby warrants and undertakes to and with the Seller that:
(a)    it has insured or shall insure itself in respect of any and all Losses it and each member of the Buyer's Group may suffer or incur in connection with all relevant Warranty Claims upon the terms and subject to the limitations set out in the W&I Insurance Policy; and
(b)    the executed copy of the W&I Insurance Policy disclosed by the Buyer to the Seller’s Representative on or around the date of this Agreement is true, complete and contains the terms set out in Clause 9.2.3(e) and no variation to its terms has been made;
9.2.2    acknowledges and agrees that:

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(a)    save in relation to fraud or wilful misconduct by the Seller (which, for this purpose, in relation to the Seller, includes its officers), the sole and exclusive remedy of the Buyer in respect of any Warranty Claims will be under the W&I Insurance Policy, and it will not be entitled to and will not make, and it waives and releases any right it may have to make, any Warranty Claims against the Seller. For the avoidance of doubt, any waiver of rights under this Clause 9.2.2 will not prevent, restrict or limit in any way the right of the Buyer to make a Warranty Claim under the W&I Insurance Policy;
(b)    the provisions of this Clause 9.2.2 will apply notwithstanding that the Buyer is or may be unable to pursue or obtain any remedy under the W&I Insurance Policy, whether due to policy exceptions or exclusions, validity (including if the W&I Insurance Policy is invalid due to the insolvency, breach or default of any person), creditworthiness or otherwise; and
(c)    the Seller has entered into this Agreement in reliance upon the Buyer having obtained the W&I Insurance Policy and the provisions of this Clause 9.2; and
9.2.3    covenants with the Seller that it shall:
(a)    not (without the prior written consent of the Seller’s Representative, such consent not to be unreasonably withheld, conditioned or delayed) agree to any amendment, variation or waiver of the waiver referred to in this Clause 9.2.3(e) (or do anything which has a similar effect);
(b)    not (without the prior written consent of the Seller’s Representative, such consent not to be unreasonably withheld, conditioned or delayed) novate, or otherwise assign its rights with respect to the waiver referred to in this Clause 9.2.3(e) (or do anything that has a similar effect) or do anything which causes the waiver in Clause 9.2.3(e) not to have full force and effect in accordance with its terms, provided that the Buyer shall be permitted to assign its rights with respect to the waiver referred to in this Clause 9.2.3(e) (without the prior written consent of the Seller’s Representative) in the same manner, to the same persons and on the same terms (which shall apply mutatis mutandis to this Clause 9.2.3(b)) as the Buyer may assign its rights under the Agreement pursuant to Clause 20.2;
(c)    not (without the prior written consent of the Seller’s Representative, such consent not to be unreasonably withheld, conditioned or delayed) vitiate, terminate, cancel or rescind the W&I Insurance Policy or take any steps to bring about or result in the W&I Insurance Policy being vitiated, terminated, cancelled or rescinded or do anything which causes any right under the W&I Insurance Policy not to have full force and effect, in each case to the extent the same would or may remove or diminish the rights of the Seller as set out in this Agreement;
(d)    comply with the terms of any deliverables set out in the W&I Insurance Policy to the extent that non-compliance would or may remove or diminish the rights of the Seller as set out in Clause 9.2.2 or this Clause 9.2.3;
(e)    include in the terms of the W&I Insurance Policy an express waiver and release of all of the W&I Insurer’s rights of subrogation, contribution and rights acquired by assignment (or any similar or

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equivalent rights) against the Released Parties (save as a result of fraud or wilful misconduct by the Seller (which, for this purpose, in relation to the Seller, includes their officers), in which case the W&I Insurer shall be entitled to exercise its rights of subrogation, contribution and rights acquired by assignment (or any similar or equivalent rights) against the Seller), and an acknowledgment by the W&I Insurer that each of the Released Parties is entitled to directly enforce such waiver and release;
(f)    where reasonably requested to do so by the Seller’s Representative and without limitation to any right of the Seller to enforce separately such terms, enforce any term of the W&I Insurance Policy under which the W&I Insurer waives its right to take subrogated action or to claim in contribution or to exercise rights assigned to it against a Released Party (and without limitation of any right of a Released Party to separately enforce such terms); and
(g)    indemnify the Seller against any and all Losses (save for any punitive, indirect or consequential Loss) the Seller and each of the other Released Parties may suffer or incur in connection with the Buyer's failure to comply with this Clause 9.2.3.
10.    BUYER'S REMEDIES
10.1    The Buyer acknowledges and agrees that, save for the warranties set out in Clause 7 and Schedule 6 of this Agreement, no warranty, representation or undertaking as to the accuracy or completeness of any information (including any of the forecasts, estimates, projections, statements of interest or statements of opinion) is provided to the Buyer or any of its advisers or agents (howsoever provided), including in the Information Pack, any presentation or presentation material provided by or on behalf of the Seller’s Group Undertakings or of the Group Companies and all the replies to the questions raised by the Buyer and its advisers regarding the Data Rooms and any Data Room Documents.
10.2    The Buyer acknowledges and agrees that, notwithstanding anything to the contrary in Clause 7 and this Clause 10, none of the Seller’s Group Undertakings give any warranty, representation or undertaking to the Buyer as to the future performance, probable success or future profitability of the Group.
10.3    Save as provided in Clauses 5.11, 5.12 and 6.3.5, if, at any time before or following Completion, the Buyer becomes aware of a fact or circumstance which gives rise to or which would or might give rise to a Claim, the Buyer shall not be entitled to terminate or rescind this Agreement or treat this Agreement as terminated but shall only be entitled to claim damages in respect of such matter in accordance with the terms of this Agreement and, accordingly, the Buyer waives all and any rights of termination or rescission it may have in respect of any such matter (howsoever arising or deemed to arise), other than any such rights in respect of fraud or wilful misconduct of the Seller.
10.4    The Seller’s liability for Claims shall be further limited or excluded, as the case may be, as set out in Clause 7 and Schedule 9 and otherwise stated in this Agreement.
11.    BUYER'S AND BUYER'S GUARANTOR'S WARRANTIES AND UNDERTAKINGS
11.1    Each of the Buyer and the Buyer’s Guarantor jointly and severally warrant to the Seller that:

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11.1.1    it is a duly incorporated corporation validly existing under the law of its jurisdiction of incorporation;
11.1.2    it is not insolvent or otherwise unable to pay its debts within the meaning of any Applicable Law relating to insolvency applicable to it;
11.1.3    it has the right, power and authority, and has taken all action necessary, to execute, deliver and exercise their respective rights and perform their respective obligations under this Agreement and each document to be executed at or before Completion to which it is expressed to be a party (its "Completion Documents");
11.1.4    its obligations under this Agreement and the Completion Documents are, or when the relevant Completion Documents are executed will be, enforceable and legally binding on it in accordance with their respective terms;
11.1.5    in respect of the Buyer only, it has (and at Completion will have) readily available the necessary cash resources to meet its obligations under this Agreement and the Completion Documents;
11.1.6    the execution and delivery of, and its performance of its obligations under, this Agreement and the Completion Documents will not:
(a)    result in a breach of any provision its memorandum or articles of association or by-laws or equivalent constitutional documents;
(b)    result in a breach of, or constitute a default under, any instrument to which it is a party or by which it is bound and which is material in the context of the transactions contemplated by the Transaction Documents;
(c)    result in a breach of any order, judgment or decree of any court or Governmental Authority to which it is a party or by which it is bound or submits; or
(d)    require it to obtain any consent or approval of, or give any notice to or make any registration with, any Governmental Authority (save for as referenced in Clause 5.1) which has not been obtained or made at the date hereof both on an unconditional basis and on a basis which cannot be revoked (save pursuant to any legal or regulatory entitlement to revoke the same other than by reason of any misrepresentation or misstatement);
11.1.7    it is not aware of: (a) any fact, matter or circumstance; and (b) that such fact, matter or circumstance could reasonably be considered to entitle the Buyer at the date of this Agreement, at Completion or with the passing of time, to make a Claim.
11.2    The Buyer undertakes to the Seller (the Seller acting for itself and as agent and trustee for each other Seller’s Group Undertaking), that other than with respect to the terms of this Agreement and any other direct contractual obligation existing between the Buyer and such person and in the absence of fraud or wilful misconduct, the Buyer has no rights against and may not make any claim against any employee, director, agent, officer or adviser of a Seller’s Group Undertaking or of a Group Company, provided that nothing in this Clause 11.2 shall limit the ability of the Buyer to bring any claim against any adviser to the Group and/or the Seller, to the extent it has prepared a report or other documentation for the specific benefit of the Buyer or a member of the Group in connection with the Transaction (subject always to the terms of any reliance

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letter entered into between the Buyer and the relevant adviser and/or the terms of engagement of such adviser).
11.3    The Buyer agrees that, with respect to all Records existing as at the Completion Date, it will (and will procure that each Group Company will):
11.3.1    comply in all material respects with all Applicable Law relating to the preservation and retention of records; and
11.3.2    apply preservation and retention policies that are no less stringent than those generally applied by the Buyer.
11.4    Subject to Clause 14, the Buyer shall, and shall procure that each Group Company shall, for the period of seven (7) years from Completion, it will make available to the Seller any Records which are reasonably requested in writing by any of the Seller’s Group Undertakings for a proper purpose. For the purposes of this Clause 11.4, "proper purpose" shall mean the use by a Seller’s Group Undertaking: (a) to investigate matters relating to a Group Company or its business in response to requests or inquiries made by any Governmental Authority (including but not limited to any state, provincial, local governmental or municipal authority) or stock exchange; (b) to prepare any filing or responses pursuant to the Reporting Requirements or any Tax return which any Seller’s Group Undertaking is required to file; (c) to prepare any announcement, circular and other documents which a Seller’s Group Undertaking is required to make; (d) in relation to the liquidation of any Seller’s Group Undertaking; or (e) in relation to the agreement of the Completion Accounts.
12.    NON-SOLICITATION OF MANAGERS AND OTHER MEMBERS OF WORKFORCE
12.1    The Seller undertakes (on its own behalf and on behalf of each Seller’s Group Undertaking) to the Buyer (and each Group Company) that it shall not (and shall procure that each Seller’s Group Undertaking shall not) directly or indirectly (i.e. acting either alone or jointly, with or on behalf of any other person, whether as principal, partner, manager, employee, contractor, director, consultant, investor, shareholder or otherwise) on behalf of itself or jointly with any other person (or as an agent for), at any time during the [**] month period from the Completion Date solicit, entice away or knowingly encourage, or endeavour to solicit, entice away or knowingly encourage:
12.1.1    any Manager;
12.1.2    [**] (Vice President, Manufacturing);
12.1.3    [**] (Director, Advanced Engineering); or
12.1.4    [**] (Director, Engineering),
(each a “Restricted Employee”) to leave the employment of the Company or any other Group Company.
12.2    Nothing contained in Clause 12.1 shall prevent the Seller from placing or procuring the placing of any general recruitment advertisement for employees and communicating with or recruiting and employing or otherwise contracting with any person who responds unprompted to such an advertisement provided that such advertisement is not specifically targeted at the Group or any member of the Group or any Restricted Employee.

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12.3    The undertakings contained in Clause 12.1 shall be enforceable by the Buyer on its own behalf and on behalf of each Buyer’s Group Undertaking. The Seller agrees that the undertakings contained in Clause 12.1 are reasonable and necessary for the protection of the legitimate interests of the Buyer and the Company and any other Group Company and that these restrictions do not work harshly on it. It is nevertheless agreed that, if any such undertaking shall be found to be void but would be valid if some part were deleted, then such undertaking shall apply with such deletions as may be necessary to make it valid and enforceable. Without prejudice to any other remedy which may be available to the Buyer, the Buyer may be entitled to seek injunctive or other equitable relief in relation to any breach or prospective breach of the undertakings in Clause 12.1, it being acknowledged that an award of damages may not be an adequate remedy for such a breach.
13.    BUYER'S GUARANTOR
13.1    The Buyer's Guarantor irrevocably and unconditionally guarantees to the Seller the due and punctual payment and performance by the Buyer of its payment obligations, undertakings and/or liabilities under or in connection with this Agreement in accordance with the terms thereof (collectively, the "Guaranteed Obligations"). The Buyer’s Guarantor shall pay to the Seller from time to time on demand in writing any sum of money which is at that time due and payable by the Buyer to the Seller pursuant to the Guaranteed Obligations and which has not been paid at the time the demand is made.
13.2    The Buyer's Guarantor's obligations under this Clause 13 are primary obligations and not those of a mere surety.
13.3    The Buyer's Guarantor irrevocably and unconditionally agrees to indemnify (and keep indemnified) the Seller on demand against any Loss (save for any punitive, indirect or consequential Loss) incurred by the Seller as a result of any obligation of the Buyer referred to in Clause 13.1 above being or becoming illegal, invalid or unenforceable as against the Buyer for any reason whatsoever. The amount of the Loss shall be equal to the amount which the Seller would otherwise have been entitled to recover from the Buyer.
13.4    The Buyer’s Guarantor’s liability under Clause 13.1 is a continuing obligation and shall not be satisfied, discharged or impaired by:
13.4.1    any amendment, variation or assignment of this Agreement or any waiver of its respective terms;
13.4.2    time or other indulgence being granted to the Buyer;
13.4.3    an arrangement which the Seller may make with the Buyer or with another person which, but for this Clause 13.4.3, might operate to diminish or discharge the liability of or otherwise provide a defence to a surety;
13.4.4    any winding up, dissolution, reconstruction, legal limitation, incapacity or lack of corporate power or authority or other circumstances affecting the Buyer (or any act taken by the Seller in relation to any such event); or
13.4.5    any other act, omission, event or circumstance (whether or not known to the Buyer, the Seller or the Buyer’s Guarantor) which but for this Clause might prejudice or otherwise affect the liability of the Buyer’s Guarantor under this Clause 13 or any of the rights, powers or remedies conferred upon the Buyer or the Seller or by Applicable Law.

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13.5    So long as the Buyer is under an actual or contingent obligation under this Agreement or the other Transaction Documents, the Buyer's Guarantor shall not exercise a right which it may at any time have by reason of the performance of its obligations under Clauses 13.1, 13.2 and 13.3:
13.5.1    to be indemnified by the Buyer;
13.5.2    to claim a contribution from another surety of the Buyer's obligations; or
13.5.3    to take the benefit (wholly or partly and by way of subrogation or otherwise) of any of the Buyer's rights under this Agreement or the other Transaction Documents or of any other security taken by the Buyer, in connection with this Agreement or the other Transaction Documents.
13.6    The Buyer's Guarantor's liabilities under Clauses 13.1 and 13.2 are not affected by:
13.6.1    the avoidance of an assurance, security or payment by the Buyer; or
13.6.2    a release, settlement or discharge which is given or made by the Seller on the faith of such aforementioned assurance, security or payment, in either case, under an enactment relating to bankruptcy or insolvency.
13.7    The Buyer's Guarantor waives any right it may have of first requiring the Seller (or any trustee or agent on its behalf) to proceed against or enforce any other rights or security or claim payment from any person before claiming from the Buyer's Guarantor under this Clause 13. This waiver applies irrespective of any law or any provision of this Agreement (or the other Transaction Documents) or any other agreement entered into pursuant to this Agreement to the contrary.
14.    CONFIDENTIAL INFORMATION
14.1    Subject to Clauses 14.2 and 15, the Seller undertakes to the Buyer (for itself and as agent and trustee for each Group Company) and the Buyer’s Guarantor, and each of the Buyer and the Buyer’s Guarantor undertakes to the Seller (for itself and as agent and trustee for each Seller’s Group Undertaking), that they shall treat as confidential all Confidential Information received or obtained as a result of entering into or performing this Agreement which relates to:
14.1.1    any other party including, where such other party is the Buyer, the Buyer and its Affiliates from time to time;
14.1.2    the Transaction, the transactions contemplated under this Agreement, the provisions or the subject matter of this Agreement or the other Transaction Documents and any claim or potential claim hereunder or thereunder; or
14.1.3    the negotiations relating to this Agreement or the other Transaction Documents.
14.2    Clause 14.1 does not apply to disclosure of any such Confidential Information as is referred to in Clause 14.1:
14.2.1    which is required to be disclosed by Applicable Law, by a rule of a listing authority or stock exchange to which any party is subject or submits or by a Governmental Authority with relevant powers to which any party is subject or submits, whether or not the requirement has the force of law, provided that the disclosure shall, so far as is practicable, be made after consultation with

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the other party and after taking into account the other party's reasonable requirements as to its timing, content and manner of making or despatch;
14.2.2    to an adviser for the purposes of advising in connection with the transactions contemplated by this Agreement, provided that such disclosure is essential for these purposes and is on the basis that Clause 14.1 applies to any disclosure made by the adviser;
14.2.3    to a director, officer or employee of the Buyer (or any Buyer’s Group Undertaking) or the Seller (or any Seller’s Group Undertaking), in each case whose function requires him to have the relevant Confidential Information;
14.2.4    to the extent that the Confidential Information has been made public by, or with the consent of, the other party; or
14.2.5    in respect of the Seller, to: (a) its shareholders; and (b) its shareholders’ ultimate investors, and each of their respective advisers and managers, in each case for purposes related solely to their direct or indirect investment in the Seller.
14.3    The restrictions contained in this Clause 14 shall continue to apply after the termination of this Agreement without limit in time.
15.    ANNOUNCEMENTS
15.1    Subject to Clause 15.2, no party may, before or after Completion, make or send a public announcement, communication or circular concerning the transactions referred to in this Agreement unless it has first obtained the other party's written consent, which may not be unreasonably withheld or delayed, unless it is in the agreed form or is a repetition in whole or in part of the contents of any such public document in the agreed form or issued with such approval.
15.2    Clause 15.1 does not apply to a public announcement, communication or circular:
15.2.1    made or sent by the Buyer after Completion to a customer, client or supplier of a Group Company informing it of the Buyer's purchase of the Shares;
15.2.2    made or issued by any Seller’s Group Undertaking to its shareholders and their ultimate investors and their respective advisers and managers informing them of the Seller’s sale of the Shares;
15.2.3    required by Applicable Law, by a listing authority or stock exchange to which either party is subject or submits (or a rule of the same) or by a Governmental Authority with relevant powers to which any party is subject or submits, whether or not the requirement has the force of law, provided that the public announcement, communication or circular shall, so far as is practicable and permitted by Applicable Law, be made after consultation with the other party and after taking into account the reasonable comments of the other party before making the announcement; or
15.2.4    to which the other party has given its prior written approval, such approval not to be unreasonably withheld or delayed.
15.3    The restrictions contained in this Clause 15 shall continue to apply after the termination of the sale and purchase of the Shares under this Agreement without limit in time.

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15.4    The Confidentiality Agreements shall terminate with effect from the Completion Date, without prejudice to accrued rights or obligations. During the period commencing from the date of this Agreement and ending on the Completion Date, in the case of any inconsistency between the Confidentiality Agreements and this Agreement, this Agreement shall prevail.
16.    TAXES, COSTS AND EXPENSE
16.1    Except where this Agreement provides otherwise, each party shall pay its own Costs relating to the negotiation, preparation, execution and performance by it of this Agreement and the other Transaction Documents.
16.2    Without prejudice to Clause 16.1, the Seller and Buyer agree that the Buyer shall pay any stamp duty, transfer tax or notarial fees in any jurisdiction payable in respect of the transfer of the Shares (including but not limited to any Singapore stamp duty in respect of the transfer of the Shares).
16.3    The Buyer shall provide all assistance and information reasonably required by the Seller in order for the Seller to be able to file or cause to be filed any Tax returns (including any Tax filings in the United States of America including pursuant to the Code) or other materials required to be filed with each Governmental Authority in connection with the Reporting Requirements (including any appeals, contests or disputes), provided that the reasonable costs and expenses of any third party advisors incurred in connection with providing such assistance shall be borne by the Seller.
16.4    Notwithstanding anything contained in this Agreement to the contrary, no member of the Buyer's Group shall:
16.4.1    make any election under U.S. Treasury Regulation 301.7701-3 with an effective date with respect to any Group Company on or prior to the last day of the fiscal year with respect to such Group Company that includes the Completion Date;
16.4.2    make any election under Section 338(g) of the Code (or any comparable laws in any jurisdiction with respect to the Transaction; or
16.4.3    make any other Tax election with respect to any Group Company that has retroactive effect to a taxable period (or portion thereof) on or prior to the Completion Date or take any other action outside the ordinary course of business with respect to a Group Company that would increase the liability of any Seller (or any of its Affiliates or equity holders) for Taxes (including pursuant to Section 951 or 951A of the Code).
16.5    The Buyer acknowledges and agrees that certain Seller’s Group Undertakings need to ascertain the "Section 1248 amount" under the Code with respect to the non-U.S. Group Companies and, as such, agrees not to cause any of the non-U.S. Group Companies: (a) to liquidate, consolidate or merge, to distribute a dividend or transfer any asset, or to otherwise participate in any transaction, outside the ordinary course of business that would result in any income inclusion under Section 951 or Section 951A of the Code, in the U.S. taxable year of the non-U.S. Group Companies which includes the Completion Date; or (b) to sell or otherwise transfer any share or asset, or to otherwise participate in any transaction, outside the ordinary course of business that would result in any increase to the earnings and profits of the non-U.S. Group Companies in the U.S. taxable year of the non-U.S. Group Companies which includes the Completion Date, until after the end of the U.S. taxable year of the non-U.S. Group Companies which includes the Completion Date. Notwithstanding anything to the contrary in this Clause 16.5, if Completion occurs on or after 1 January 2022, the Buyer shall not be restricted from conducting any activities with respect to any of the

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non-U.S. Group Companies provided that the Buyer shall use commercially reasonable efforts to minimise the U.S. tax results for the Seller.
16.6    Upon the Seller's request and at the expense of the Seller (being the reasonable costs and expenses of any third party advisors incurred in connection with providing such assistance), the Buyer shall procure that the Group Companies assist the Seller with effectuating any U.S. check the box election(s) relating to the Group Companies which have an effective date on or before the Completion Date. For the avoidance of doubt, assistance will include signing any relevant forms or elections in the name of the relevant Group Company.
16.7    Save as otherwise provided in this Agreement, any payment to be made by any party under this Agreement shall be made in full without any set-off, restriction, condition or deduction for or on account of any counterclaim or withholding of any kind other than any deduction or withholding required by Applicable Law. If a deduction or withholding is required by Applicable Law from a payment under this Agreement, the sum due shall be increased to the extent necessary to ensure that, after the making of any deduction or withholding, the recipient receives a sum equal to the sum it would have received had no deduction or withholding been made. If any payment made by the Seller under Clause 16.10 is subject to Tax on receipt by the payee then the sum due shall be increased to the extent necessary to ensure that the payee receives a sum equal to the sum it would have received and retained had no Tax arisen.
16.8    In relation to the potential requirement to pay or account for Tax in relation to any amount treated as consideration for the transfer pursuant to this Agreement of PCI Kunshan Electronics Co., Ltd (the "Relevant Chinese Taxation"), the Seller undertakes that:
16.8.1    it shall within twenty (20) days of the date hereof share with the Buyer a draft of the report (and any related materials and information after redacting any commercially sensitive information pertaining to the Seller and its affiliates) to be submitted by the Seller to the relevant Tax Authorities in order to satisfy the Reporting Requirements;
16.8.2    if received from the Buyer within five (5) days following receipt by the Buyer of the draft report referred to in Clause 16.8.1, it may (but shall not be obliged to) take into account in finalising the draft report any reasonable comments made by the Buyer;
16.8.3    within thirty (30) days of the date hereof, it shall complete and submit to the applicable Tax Authority the report required under the Reporting Requirements (the "Final Report");
16.8.4    following submission to the relevant Tax Authorities, it shall promptly provide a copy of the Final Report to the Buyer and shall keep the Buyer fully and promptly updated on any progress or developments related to or arising from the Final Report; and
16.8.5    should any Relevant Chinese Taxation be due, and
(a)    the Seller shall settle such liability in full and shall provide to the Buyer evidence (as may be reasonably required by the Buyer) that such liability has been fully and finally settled; and
(b)    notwithstanding Clause 16.8.5, if the Buyer is required by Applicable Law to pay or account for such Relevant Chinese Taxation the Buyer shall settle such liability in full and the Seller shall hold the Buyer and/or relevant Group Company harmless against any Loss or liability to or

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in respect of Tax arising in connection with paying or accounting for such Tax and/or the Relevant Chinese Tax.
16.9    In relation to the Monitoring Fees, and only upon receipt by the Seller of written notice from the Buyer of the matters set out in this Clause 16.9, the Seller shall (at its own cost) promptly provide (and shall procure there is provided) to the Buyer and the Company such support and assistance (including, without limitation, access to relevant personnel, third party advisors, and access to and copies of any relevant information and records) as may reasonably be required by the Buyer in order to establish, support, substantiate and/or defend the position to any Tax Authority that the Monitoring Fees are fully deductible expenses for the purposes of calculating the Company’s taxable net income. In connection with the foregoing obligation, the Seller undertakes that it shall, and shall take all reasonable steps to procure that any other party shall, keep and retain all information and records as may be relevant to providing the assistance referred to in the prior sentence.
16.10    Subject to Schedule 9, but notwithstanding any other provisions in this Agreement, the Seller covenants to pay (on demand) to the Buyer an amount equal to any Loss to or in respect of Tax suffered or incurred by the Buyer and/or any Group Company:
16.10.1    as a result of or in connection with a Tax Authority making an adjustment for Tax purposes to the pricing of transactions between PT PCI Elektronik Internasional and the Company that occurred in any accounting period commencing before the Completion Date, provided however that the Seller shall only be liable to pay under this Clause 16.10 to the extent that the aggregate Loss suffered by the Buyer and/or any Group Company exceeds US$[**]; and
16.10.2    as a result of or in connection with a Tax Authority making an adjustment for Tax purposes to the pricing of transactions between PCI Kunshan Electronics Co., Ltd and the Company that occurred in any accounting period commencing before the Completion Date.
17.    SELLER’S REPRESENTATIVE
17.1    The Seller unconditionally and irrevocably (by way of security for the performance of its obligations under this Agreement) appoints Platinum Equity Advisors, LLC as the Seller’s Representative as its agent and attorney-in-fact with full authority on its behalf, and in the name of the Seller or otherwise, to do all acts and to execute and deliver such agreements or any other documents as are required by Applicable Law or as may, in the reasonable opinion of the Seller’s Representative, be required to give effect to this Agreement and the transactions contemplated herein, including for the purposes of the following:
17.1.1    accepting or giving notices or communications on behalf of the Seller;
17.1.2    taking any and all actions that may be necessary or desirable in connection with this Agreement;
17.1.3    granting any consent or approval on behalf of the Seller under this Agreement; and
17.1.4    generally taking any and all other actions and doing any and all other things provided in or contemplated by this Agreement to be performed by the Seller.
17.2    The Seller further acknowledges and agrees that any actions, decisions, consents or instructions taken by the Seller’s Representative, whether before or after the Completion Date, shall be valid and binding on the Seller and the Buyer shall be

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entitled to rely on the actions, decisions, consents or instructions taken by the Seller’s Representative as being the actions, decisions, consents or instructions of the Seller. Notices or communications to, or from, the Seller’s Representative in accordance with this Agreement shall constitute sufficient notice to, or from the Seller under this Agreement.
17.3    The Seller may at any time, by not less than five (5) Business Days’ written notice to the Buyer, appoint an alternative Seller’s Representative to serve as the replacement Seller’s Representative and to assume all the powers, and perform all the duties and obligations of the previous Seller’s Representative. The term "Seller’s Representative" as used in this Agreement shall therefore include any such replacement Seller’s Representative.
18.    GENERAL
18.1    A variation of this Agreement is valid only if it is in writing and signed by or on behalf of each party.
18.2    The failure to exercise or delay in exercising a right or remedy provided by this Agreement or by Applicable Law does not impair or constitute a waiver of the right or remedy or an impairment of or a waiver of other rights or remedies. No single or partial exercise of a right or remedy provided by this Agreement or by Applicable Law prevents further exercise of the right or remedy or, except as expressly provided in this Agreement, the exercise of another right or remedy.
18.3    Except as expressly provided in this Agreement, the party’s rights and remedies contained in this Agreement are cumulative and not exclusive of rights or remedies provided by Applicable Law.
18.4    Except to the extent that they have been performed and except where this Agreement provides otherwise, the obligations contained in this Agreement remain in full force and effect after Completion.
18.5    If a party fails to pay a sum due from it under this Agreement on the due date of payment in accordance with the provisions of this Agreement, that party shall pay interest on the overdue sum from the due date of payment until the date on which its obligation to pay the sum is discharged at the Agreed Rate (accrued daily and compounded monthly).
18.6    Any payment made by the Seller to the Buyer in respect of a Claim shall be treated by the Buyer and the Seller as a reduction in the purchase price of the Shares to the extent: (a) of the payment; and (b) permissible pursuant to Applicable Law.
18.7    If at any time any provision of this Agreement is or becomes illegal, invalid or unenforceable under the laws of any jurisdiction, that shall not affect:
18.7.1    the legality, validity or enforceability in that jurisdiction of any other provision of this Agreement; or
18.7.2    the legality, validity or enforceability under the laws of any other jurisdiction of that or another provision of this Agreement.
18.8    Except as provided in Clauses 7.4, 11.2 and 12, a person who is not a party to this Agreement has no right under the Contracts (Rights of Third Parties) Act (Chapter 53B of Singapore) to enforce any term of this Agreement, but this does not affect any right or remedy of a third party which exists or is available apart from that Act. For the avoidance of doubt, the parties may amend or vary this Agreement in accordance with its terms without the consent of any other person.

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18.9    Each party shall from time to time execute and deliver or procure to be done, executed and delivered all such further acts, documents and things reasonably required by, and in a form reasonably satisfactory to, the other party in order to give full effect to this Agreement and its rights, powers and remedies under this Agreement.
19.    ENTIRE AGREEMENT
This Agreement and the other Transaction Documents constitute the entire agreement and understanding between the parties relating to the subject matter of this Agreement and the other Transaction Documents and no party has entered into this Agreement or any of the other Transaction Documents in reliance upon any representation, warranty or undertaking of any other party which is not set out in this Agreement or any other Transaction Document. Nothing in this Clause 19 shall have the effect of limiting or restricting any liability arising as a result of fraud or wilful misconduct.
20.    ASSIGNMENT
20.1    Except as expressly set out in this Agreement, no party shall, without the prior consent of the other party in writing, assign, transfer, declare a trust of the benefit of or in any other way alienate any of its rights under this Agreement whether in whole or in part.
20.2    The Buyer may: (i) assign; and (ii) in the case of Clause 20.2.2 only, charge or otherwise grant security over, all or any of its rights under this Agreement to and/or in favour of:
20.2.1    any other member of the Buyer’s Group; and/or
20.2.2    any lender, by way of security for any borrowings or other indebtedness of the Buyer’s Group from time to time, without the consent of the Seller, provided that: (a) if any assignee pursuant to Clause 20.2.1 at any time ceases to be a member of the Buyer’s Group, any rights under this Agreement which have been assigned to it shall be assigned to, or made the subject of a trust in favour of, another member of the Buyer’s Group; and (b) in the event that any assignment, charging and/or grant of security occurs, the liability of the Seller under this Agreement shall be no greater than it would have been had such assignment, charging and/or grant of security not occurred.
21.    NOTICES
21.1    A notice or other communication under or in connection with this Agreement (a "Notice") shall be:
21.1.1    in writing;
21.1.2    in the English language; and
21.1.3    delivered personally or by local or international courier or sent by email to the party due to receive the Notice to the address set out in Clause 21.3 or to another address specified by that party by not less than seven (7) days' written notice to the other party received before the Notice was despatched.
21.2    Unless there is evidence that it was received earlier, a Notice is deemed given if:
21.2.1    delivered personally or by local or international courier, when left at the address referred to in Clause 21.1.3; or

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21.2.2    sent by email, when the email is sent, provided that a copy of the Notice is sent by another method referred to in this Clause 21.2 within one (1) Business Day of sending the email.
21.3    The address referred to in Clause 21.1.3 is:

Name of party	Address	Email Address	Marked for the attention of
Platinum Equity Advisors, LLC	360 North Crescent Drive, South Building, Beverly Hills, CA 30210	jholland@platinumequity.com / jmaroldi@platinumequity.com	John Holland, General Counsel / Justin Maroldi, Director, Legal
The Seller	Platinum Equity Advisors, LLC 360 North Crescent Drive, South Building, Beverly Hills, CA 30210	jholland@platinumequity.com / jmaroldi@platinumequity.com	John Holland, General Counsel / Justin Maroldi, Director, Legal

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The Buyer	2863862 Ontario Inc. 1900-5140 Yonge Street, Toronto, Ontario M2N 6L7, Canada	rellis@celestica.com	Robert Ellis, General Counsel
The Buyer’s Guarantor	Celestica Inc. 1900-5140 Yonge Street, Toronto, Ontario M2N 6L7, Canada	rellis@celestica.com	Robert Ellis, General Counsel

22.    GOVERNING LAW AND ARBITRATION
22.1    This Agreement shall be governed by and construed in accordance with the laws of Singapore.
22.2    Any dispute, controversy or claim arising in any way out of or in connection with this Agreement (including: (a) any contractual, pre-contractual or non-contractual rights, obligations or liabilities; and (b) any issue as to the existence, validity or termination of this Agreement), shall be referred to and finally resolved by arbitration administered by the Singapore International Arbitration Centre ("SIAC") in Singapore in accordance with the Arbitration Rules of the SIAC for the time being in force, which rules are deemed to be incorporated by reference in this Clause 22.2.
22.3    The arbitral tribunal shall consist of three (3) arbitrators. The language of the arbitration shall be English. The venue and seat of arbitration shall be Singapore. This arbitration agreement shall be governed by Singapore law.
23.    GOVERNING LANGUAGE
23.1    This Agreement is drawn up in the English language. If this Agreement is translated into another language, the English language text prevails.
23.2    Each notice, demand, request, statement, instrument, certificate or other communication given, delivered or made by a party to any other party under or in connection with this Agreement shall be:
23.2.1    in English; or

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23.2.2    if not in English, accompanied by an English translation made by a translator, and certified by such translator to be accurate.
23.3    The receiving party shall be entitled to assume the accuracy of and rely upon any English translation of any document provided pursuant to Clause 23.2.2.
24.    COUNTERPARTS
This Agreement may be executed in any number of counterparts, each of which when executed and delivered is an original and all of which together evidence the same agreement. Copies of executed counterparts of this Agreement transmitted by electronic transmission as well as digitally executed counterparts (such as DocuSign) shall have the same legal effect as original signatures and shall be considered original executed counterparts of such documents.

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SCHEDULE 5
COMPLETION REQUIREMENTS
1.    SELLER’S OBLIGATIONS
1.1    At Completion (and against receipt in full by the Seller of the funds referred to in Clause 6.3.1):
(a)    the Seller’s Representative shall deliver, or procure that there is delivered, to the Buyer (or its representatives) the following items:
(i)    the original share transfer form(s), duly executed by the Seller, in respect of the transfer of the Shares which are registered in the Seller's name to the Buyer;
(ii)    the original share certificate(s) for the Shares registered in the Seller's name (or a duly executed indemnity in the agreed form in respect thereof);
(iii)    the Stamp Duty Documents, duly executed or endorsed where so required;
(iv)    executed copies of each Pay-Off Letter and each Security Release Agreement;
(v)    an irrevocable power of attorney in the agreed form duly executed by the Seller in favour of the Buyer in respect of the Shares which enables the Buyer (pending registration of the relevant transfers) to attend and vote at general meetings of the Company and exercise all other rights attaching to the Shares and to appoint proxies for this purpose with immediate effect from the Completion Date;
(vi)    resignation letters from:
(A)    Mary Ann Sigler with respect to her positions as director of the Company, director of Printed Circuits International Incorporated, director of PCI Technology Enabler Pte. Ltd and commissioner of PT PCI Elektronik Internasional;
(B)    Justin Maroldi with respect to his positions as director of the Company, secretary of Printed Circuits International Incorporated and director of PCI Technology Enabler Pte. Ltd; and
(C)    Chooi Kok Yaw, with respect to his position as director of the Company, in each case in the agreed form, executed as a deed and relinquishing any right (past, present or future) against each relevant Group Company for loss of office (whether contractual, statutory or otherwise);
(vii)    without prejudice to the provisions of paragraph 1.1(a)(vi) above, if requested by the Buyer, letters of resignation, in the agreed form, of each director, secretary, commissioner or legal representative (if applicable and to the extent so requested by the Buyer in writing five (5) Business Days before Completion) of the Company and/or any other Group Company (as applicable) expressed to take effect from

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Completion, in each case executed as a deed and relinquishing any right (past, present or future) against the Company or, as appropriate, the relevant Group Company for loss of office (whether contractual, statutory or otherwise);
(viii)    a copy of the written resolutions, or minutes of a duly held meeting, of the directors of the Seller authorising the execution by the Seller of this Agreement (and each other Transaction Document to be signed by the Seller) in connection with this Agreement or a copy of the power of attorney conferring the authority of each person executing this Agreement (and each other Transaction Document to be signed by the Seller) in connection with this Agreement on the Seller's behalf; and
(ix)    a copy of the duly updated electronic register of members of the Company reflecting the Buyer as the shareholder of the Shares;
1.2    the Seller shall procure the passing of resolutions of (and procure the delivery to the Buyer of a copy of the written resolutions or minutes of a duly held meeting of):
(a)    the Company:
(i)    authorising the sale of the Shares to the Buyer be approved and resolving that the transfer of the Shares shall be approved for registration and that (subject only to the transfers being duly stamped) the directors of the Company be authorised to lodge with the ACRA the transfer of the Shares from the Seller to the Buyer and for the Buyer to be entered into the electronic register of members of the Company as the holder of the Shares;
(ii)    authorising the cancellation of the share certificate(s) in respect of the Shares in the name of the Seller and authorising the issuance of a new share certificate in respect of the Shares to the Buyer; and
(iii)    accepting the resignation of each of Mary Ann Sigler, Justin Maroldi and Chooi Kok Yaw as director of the Company and any other outgoing directors or secretary of the Company (as contemplated pursuant to paragraph 1.1(a)(vi) of this Schedule 5), authorising the appointment any incoming directors or secretary of the Company (as contemplated pursuant to paragraph 2.1(c) of this Schedule 5) and authorising the amendment of the authority to operate the Company's bank accounts (as contemplated pursuant to paragraph 2.1(e) of this Schedule 5), with effect from the Completion Date; and
(b)    Printed Circuits International Incorporated, accepting the resignation of Mary Ann Sigler as director and the resignation of Justin Maroldi as secretary;
(c)    PCI Technology Enabler Pte. Ltd, accepting the resignation of Mary Ann Sigler as director and the resignation of Justin Maroldi as director;
(d)    PT PCI Elektronik Internasional, accepting the resignation of Mary Ann Sigler as commissioner; and
(e)    any other Group Company:
(i)    accepting the resignation of any outgoing director, secretary, commissioner or legal representative of such Group Company (as contemplated pursuant to paragraph 1.1(a)(vi) of this Schedule 5); and

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(ii)    authorising the appointment any incoming director, secretary, commissioner or legal representative of such Group Company (as contemplated pursuant to paragraph 2.1(c) of this Schedule 5); and
1.3    the Seller shall:
(a)    file or procure the filing of all statutory forms, notices and filings required to be filed with any Singaporean regulatory authority (including the Stamp Duty Branch of the Inland Revenue Authority of Singapore for the purpose of payment of stamp duty as provided in sub-paragraph (b) below, and ACRA); and
(b)    ensure that, following receipt of the amount to be paid by the Buyer as contemplated in Clause 6.1, the Singapore stamp duty payable on the transfer of the Shares is paid to the Inland Revenue Authority of Singapore, in each case in order to: (i) ensure that the transfer of the Shares to the Buyer is duly stamped as far as the Initial Consideration is concerned; and (ii) give effect to the transfer of the Shares from the Seller to the Buyer, on the Completion Date. For the avoidance of doubt, this provision shall not in any way affect the Buyer’s obligation under Clause 16.2 and accordingly, the Buyer shall directly make payment (or procure the payment) to the Inland Revenue Authority of Singapore, of any additional stamp duty amount that may be payable under Applicable Law by the Buyer for the transfer of Shares from the Seller to the Buyer, pursuant to the adjustments to the Initial Consideration contemplated in this Agreement.
2.    BUYER'S OBLIGATIONS
2.1    At Completion, the Buyer shall deliver, or procure that there is delivered, to the Seller’s Representative:
(a)    a copy of the written resolutions, or minutes of a duly held meeting, of the directors of the Buyer authorising the execution by the Buyer of this Agreement (and each other Transaction Document to be signed by the Buyer) or a copy of the power of attorney conferring the authority of each person executing this Agreement (and each other Transaction Document to be signed by the Buyer) on the Buyer's behalf;
(b)    a copy of the written resolutions, or minutes of a duly held meeting, of the directors of the Buyer’s Guarantor authorising the execution by the Buyer’s Guarantor of this Agreement (and each other Transaction Document to be signed by the Buyer’s Guarantor) or a copy of the power of attorney conferring the authority of each person executing this Agreement (and each other Transaction Document to be signed by the Buyer’s Guarantor) on the Buyer's Guarantor’s behalf;
(c)    details of the persons nominated by the Buyer as director, secretary, commissioner or legal representative of the Company and/or any other Group Company with effect from Completion, together with the relevant consents to act as director and secretary duly executed by each person nominated by the Buyer as director, secretary, commissioner or legal representative of the Company and/or any other Group Company, as applicable; and
(d)    details of those persons nominated by the Buyer with authority to operate the Company’s bank account.

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SCHEDULE 6
WARRANTIES
1.    SHARES AND GROUP COMPANIES
1.1    Information in this Agreement
The information contained in Schedule 1 is true and accurate in all material respects.
1.2    Ownership of Shares and the Group
(a)    No Group Company has:
(i)    allotted or issued: (A) any share capital or equity interest other than the shares shown in Part A and Part B of Schedule 1 as being allotted or issued; or (B) any loan capital; or (C) any instrument convertible into share capital, an equity interest or loan capital in a Group Company; or
(ii)    any: (A) interest in the share or loan capital of; or (B) other securities in, any other entity which is not a Group Company.
(b)    The Subsidiaries are the only subsidiary undertakings of the Company or any Group Company and the entire issued share capital of each Subsidiary is:
(i)    legally and beneficially owned by a Group Company; and
(ii)    free from all Encumbrances and no claim has been made by any person to be entitled to any such Encumbrance.
(c)    Other than this Agreement, no Contract has been entered into which requires or may require any Group Company to allot, issue, transfer, redeem or repay, or grant to a person the right (conditional or not) to require the allotment, issue, transfer, redemption or repayment of, any equity interest or share or loan capital (including an option or right of pre-emption or conversion).
(d)    No Group Company:
(i)    has any interest in, and has not agreed to acquire an interest in or merge or consolidate with, any body corporate; or
(ii)    is or has been a member of any corporate or unincorporated body, undertaking or association.
(e)    There is no Encumbrance and there is no agreement, arrangement or obligation to create or give an Encumbrance, in relation to any equity interests, shares capital or loan capital of any Group Company.
(f)    Each Group Company (i) is duly organised and validly existing under the laws of its jurisdiction of organisation identified in Schedule 1, and (ii) has full power and authority to carry on its business in all material respects as it is currently conducted and to own, operate and hold under lease its material assets and properties as, and in the places where, such assets and properties are currently owned, operated or held.
2.    CONSTITUTIONAL AND CORPORATE DOCUMENTS
2.1    Constitutional Documents

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The copies of the memorandum and articles of association or other constitutional documents of each of the Group Companies is disclosed in the Intralinks Data Room (including section 1.1.1, 1.12.18.17, 1.12.18.30), and each is true, accurate, in force and complete at the date of this Agreement.
2.2    Books and Records
(a)    All resolutions, annual returns and other documents required to be delivered to and/or lodged with the ACRA (or to any other similar governmental or regulatory body or any equivalent local authority in accordance with the laws of any applicable jurisdiction) in respect of each Group Company in the past two (2) years have been properly prepared and filed.
(b)    The register of members or electronic register of members (as applicable) of each Group Company contained in the Intralinks Data Room (including sections 1.12.18.18.1, 1.12.18.28.1, 1.12.18.43), contains an accurate and complete record of its members.
(c)    The statutory registers (excluding the minute books) of each Group Company (or equivalent constitutional document(s) in the relevant Group Company’s jurisdiction of incorporation) are up to date, contain complete and accurate details of all matters required by Applicable Law to be entered in them and in its possession or control.
(d)    There is no outstanding, nor has there in the past [**] years been any, written notice received by any Group Company alleging that its statutory records, registers and/or books are incorrect or incomplete or should be rectified.
2.3    Powers of Attorney
The Group Companies have not given a power of attorney (express, implied or ostensible) by which a person may enter into an agreement, arrangement or obligation on its behalf (other than an authority for a director, other officer or employee to enter into routine agreements in the usual course of that person’s duties).
2.4    Intra Vires
No Group Company has entered into any transaction ultra vires or outside of the authority or powers of its directors and no Group Company is in breach of the provisions of its articles of association (or equivalent constitutional documents).
3.    ACCOUNTS
3.1    Compliance with Accounting Standards and Law
The Audited Accounts have been prepared in accordance with the requirements of SFRS(I) in force for the accounting period ended on the Last Accounting Date and comply with the Act.
3.2    Fair View
(a)    The Audited Accounts present a true and fair view of the state of Group’s and Company’s affairs as at Last Accounting Date and of the Group’s profit or loss and the Group’s and the Company’s cash flows and financial performance for the financial year ended on that date.
(b)    The following words and expressions have the meanings given to them below:

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"Management Accounts" means the unaudited accounts of the Company and each Subsidiary in respect of the period starting on the day after the Last Accounting Date and ending on 31 March 2021.
(c)    Having regard to the purpose for which the Management Accounts are prepared and the fact that the Management Accounts are not audited and do not incorporate typical year-end adjustments, the Management Accounts show with reasonable accuracy the financial position of the Group as at the date to which they have been prepared and the trading results of the Group for the period ended on 31 March 2021 and do not materially misstate the assets and liabilities of the Group as at 31 March 2021 nor the profits or losses of the relevant Group Company for the period concerned.
3.3    Consistent Basis
(a)    The Audited Accounts have been prepared on a basis consistent with the audited accounts of the Group Companies for the [**] previous financial years without any changes in accounting policies used save for the change in the Group’s accounting financial year end from 30 June to 31 December and save as required to comply with Applicable Law.
(b)    The Management Accounts have been prepared with all due care and attention in accordance with the normal practice of the Group on a basis consistent with the management accounts of the Group for the preceding two (2) financial accounting years and there has been no revaluation of any assets, fixed or otherwise, from the value of those assets stated in the Audited Accounts.
3.4    The results shown by the Audited Accounts have not been affected by any extraordinary or exceptional item or by any other circumstance making the profits or losses for all or any of the periods covered by those accounts unusually high or low in any material respect.
3.5    All debtors, accounts receivable and works in progress, in each case with a value of US$[**] or more, which the Seller: (i) is actually aware will not; and/or (ii) does not reasonably believe will, be collected in the ordinary course of business are provided for in the Management Accounts.
3.6    At the Last Accounting Date, under SFRS(I) in force for the accounting period ended on the Last Accounting Date (and, for the avoidance of doubt, not taking into account any events after the Last Accounting Date), the Group did not have any other material liability (whether actual, contingent, unquantified or disputed) or material outstanding capital commitment which is not fully disclosed or fully provided for in the Audited Accounts.
3.7    The accounting and other records of each Group Company required to be kept by law are up to date and have been properly maintained as required by Applicable Law and are in the possession of such Group Company.
3.8    As at the Completion Date, there will be a minimum of US$[**] of cash in the accounts of the Company.
4.    CHANGES SINCE THE LAST ACCOUNTING DATE
4.1    Since the Last Accounting Date, as regards each Group Company:
(a)    its business has been carried on in the ordinary course, consistent with past practices, and so as to maintain the same as a going concern;

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(b)    there has been no material deterioration in the financial position of the Group;
(c)    it has not acquired (nor agreed to acquire) any single asset, or entered into any contract or commitment, having a value in excess of US$150,000 (or the equivalent in another currency) or assets or contracts or commitments having an aggregate value in excess of US$300,000 (or the equivalent in another currency) otherwise than in the ordinary course of carrying on its business;
(d)    it has not disposed of (nor agreed to dispose of) any single asset having a value in excess of US$150,000 (or the equivalent in another currency) or assets having an aggregate value in excess of US$300,000 (or the equivalent in another currency) otherwise than in the ordinary course of carrying on its business;
(e)    it has not assumed or incurred any liability for any individual item of capital expenditure involving an amount in excess of US$200,000;
(f)    as at the date of this Agreement, its business has not been materially and adversely affected by the loss of any Material Customer or Material Supplier;
(g)    save for: (1) the dividend payment of US$[**] made by the Company to the Seller on or prior to 31 May 2021; (2) the dividend payment of US$[**] and the advance payment of US$[**], both made by the Company to the Seller on or prior to 20 September 2021; and (3) the distributions which may take place between the date of this Agreement and the Completion Date in accordance with paragraph 5 of Schedule 8 for the purposes of prepayment(s) of the Bank Facilities, no dividend, advance or other distribution (whether of capital, income or otherwise) has been, or been agreed to be, declared, made or paid by the Company to its members;
(h)    save for: (1) the repayment of US$[**] by the Company pursuant the Bank Facilities on each of 30 April 2021 and 29 October 2021; and (2) any additional prepayment(s) by the Company of the Bank Facilities to be effected between the date of this Agreement and the Completion Date in accordance with paragraph 6 of Schedule 8:
(i)    no share or loan capital (or other form of securities) has been allotted, issued, repaid or redeemed;
(ii)    no borrowing or indebtedness has been repaid in advance of its stated maturity; and
(iii)    no sum of US$50,000 or more has been incurred, borrowed, raised or lent (other than on an intra-group basis in the ordinary course of business), and no agreement or arrangement has been made to do any of the foregoing;
(i)    no resolution of its shareholders or members has been passed (except for those representing the ordinary business of an annual general meeting);
(j)    it has not changed or removed its auditor nor changed its accounting reference date;
(k)    there has been no material change in the valuation methodology used by such Group Company in calculating work in progress balances;

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(l)    it has not entered into any unusual, long-term or onerous commitments or Contracts, otherwise than in the ordinary course of carrying on its business; and
(m)    it has not acquired or disposed of or granted any right or option or created any other Encumbrance over its equity or its assets, save for those created pursuant to this Agreement or otherwise made in the ordinary course of carrying on its business.
5.    TAXATION
5.1    General
(a)    Each Group Company has properly and punctually paid all Tax due and payable by it, and is not, and has not in the [**] years ending on the date of this Agreement been, liable to pay a penalty, surcharge, fine or interest in connection with Tax.
(b)    So far as the Seller is aware, each Group Company has not paid a penalty, surcharge, fine or interest in connection with Tax in the preceding two (2) years.
(c)    The Audited Accounts include provision or reserve (as appropriate) in accordance with generally accepted accounting practice for Tax liable to be assessed on the Group or for which the Group is accountable in respect of profits earned, accrued or received on or before the Last Accounting Date, and in respect of any event occurring or deemed to have occurred on or before the Last Accounting Date.
(d)    Since the Last Accounting Date, no material Tax has or may have arisen to the Group (or would have arisen but for the use of any available Tax Reliefs) other than in the ordinary course of the relevant Group Company’s business.
(e)    No Group Company has entered into or been engaged in or been a party to any arrangement or transaction which is artificial or fictitious or any transaction or series of transactions or scheme or arrangement of which the main or dominant purpose or one of the main or dominant purposes was the avoidance or deferral of or reduction in the liability to Tax of any Group Company.
(f)    The Group has, where legally obliged to do so, deducted or withheld amounts in respect of Tax and has properly and punctually accounted to the relevant Tax Authority for the Tax so deducted or withheld.
(g)    So far as the Seller is aware, in the two (2) years ending on the date of this Agreement, no Tax has been or may be assessed on or required to be paid by the Group where the amount in question is the primary liability of any entity that is not a Group Company, and where such assessment or requirement arises or arose by reason of the failure by such abovementioned entity to satisfy a Tax liability. No Group Company is, nor could it become, liable to pay any amount or make reimbursement or indemnity to any person (including any Tax Authority) in respect of any Tax liability of another person pursuant to the terms of any agreement or arrangement entered into by any Group Company.
(h)    Printed Circuits International Incorporated is, and has been since formation, treated as an association taxable as a corporation for U.S. federal income tax purposes and no Group Company has: (i) been included in any affiliated group defined in Section 1504 of the Code or any “consolidated,” “unitary”,

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“combined” or similar group provided for under state, local or non-U.S. law with respect to Taxes for any taxable period for which the statute of limitations has not expired (other than a group comprised solely of other Group Companies) or (ii) has any liability under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or non-U.S. Law) as a transferee or successor, by contract or otherwise.
(i)    No Group Company is, or at any time during the two-year period ending on the date of this Agreement was, a “United States real property holding corporation” within the meaning of Section 897(c) of the Code, and no Group Company organized in a non-U.S. jurisdiction owns any U.S. real property interests within the meaning of Section 897(c) of the Code.
(j)    No Group Company will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Completion Date as a result of any of the following that occurred or existed on or prior to the Completion Date (in each case where there is a reference to the Code or Treasury Regulations, including any corresponding or similar provision of state, local or non-U.S. Tax law): (i) a ruling by, or written agreement with, a Tax Authority, including any closing agreement pursuant to Section 7121 of the Code, (ii) an instalment sale or open transaction, (iii) a prepaid amount received or deferred revenue received, (iv) an intercompany item under Treasury Regulation Section 1.1502-13 or an excess loss account under Treasury Regulation Section 1.1502-19 or (v) a change in accounting method, including pursuant to Section 481 of the Code.
(k)    During the two-year period ending on the date of this Agreement, no Group Company was a distributing corporation or a controlled corporation in a transaction intended to be governed in whole or in part by Section 355 of the Code.
(l)    No Group Company has engaged in a “reportable transaction” within the meaning of Treasury Regulations Section 1.6011-4(b).
(m)    So far as the Seller is aware, during the two-year period ending on the date of this Agreement, any document that may be necessary or desirable in proving the title of a Group Company to any asset which is owned by that Group Company at Completion is duly stamped for stamp duty purposes or has had the transfer or registration tax due in respect of it paid.
(n)    So far as the Seller is aware, during the two-year period ending on the date of this Agreement, neither entering into this Agreement nor Completion will result in the withdrawal of any stamp duty or transfer or registration Tax Relief granted on or before Completion which will affect any Group Company.
5.2    Compliance
(a)    The following words and expressions have the meanings given to them below:
"Returns" has the meaning given to it in paragraph 5.2(b) of Schedule 6.
(b)    So far as the Seller is aware, in the two and a half (2.5) years ending on the date of this Agreement. each Group Company has filed within applicable time limits all Tax returns, claims for relief, applications, notifications, computations, reports, accounts, statements, supplies of information, registrations and assessments (including any amendments, schedules, information returns or attachments thereto relating to Tax ("Returns")

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required to be filed with any Tax Authority and each such Return has been in the required form and properly submitted within any relevant time limit. The Returns were and, so far as the Seller is aware, remain, materially complete, true and accurate, give full disclosure of all material facts and circumstances and none of them is the subject of any question or dispute with any Tax Authority, nor are they, so far as the Seller is aware, likely to become the subject of any question or dispute with any Tax Authority.
(c)    So far as the Seller is aware, in the two (2) years ending on the date of this Agreement, no Tax Authority has agreed to operate any special arrangement (being an arrangement which is not based on the generally accepted application of the relevant legislation, statements of practice or published extra-statutory concessions) in relation to the Group's affairs.
(d)    No Group Company is currently involved, and, so far as the Seller is aware, there are no circumstances as a result of which it is reasonably likely to become involved, in any material dispute in relation to Tax with any Tax Authority. As far as the Seller is aware, the Group has not, in the two (2) years ending on the date of this Agreement, been subject to any material non-routine visit, audit, investigation, enquiry, discovery or access order by any Tax Authority.
(e)    So far as the Seller is aware, in the [**] years ending on the date of this Agreement, each Group Company has maintained all material records in relation to Tax which it is required under Applicable Law to maintain (or needs to maintain to satisfy any evidentiary prerequisite to Tax positions claimed by it (or evidentiary prerequisite to disputing penalties for such a position)) and all such records meet applicable legal requirements and remain true, complete and accurate in all material respects.
(f)    So far as the Seller is aware, in the [**] years ending on the date of this Agreement, none of the Group Companies has paid or, become liable to pay any fine, penalty or interest charged by virtue of any other statutory provision relating to Taxation.
5.3    Employees
Without prejudice to paragraph 5.1(a), each Group Company has in the last [**] years ending on the date of this Agreement: made all payments, deductions, withholdings or reductions as required by law from all payments to or amounts treated as paid to or benefits provided for or on behalf of any employees, ex-employees, officers, ex-officers, independent contractors or other workers or other persons in respect of Tax and each Group Company has duly and punctually paid or accounted to any relevant Tax Authority for such amounts as are payable by the Company to any relevant Tax Authority in respect of such deductions, withholdings or reductions.
5.4    Group of Companies
No Group Company is a member of a group for any Tax purpose in any jurisdiction.
5.5    International
So far as the Seller is aware in respect of the two (2) years ending on the date of this Agreement:
(a)    each Group Company is and always has been resident only in its country of incorporation for Tax purposes and is not and has never been resident or

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treated as resident in any other jurisdiction for any Tax purpose or for the purposes of any double taxation agreement; and
(b)    all transactions or arrangements made by any Group Company have been made on arm's length terms and the processes by which prices and terms have been arrived at have, in each case, been fully documented where the relevant Group Company is formally required to do so. No notice, enquiry or adjustment has been made by any Tax Authority in connection with any such transactions or arrangements.
5.6    GST
(a)    Each Group Company:
(i)    is registered for the purposes of GST where it is required by law to be so registered;
(ii)    has made, given, obtained and kept up‑to‑date, proper records, invoices and documents appropriate or required for the purposes of GST; and
(iii)    has complied in all material respects with all other applicable GST legislation and in particular has filed all returns and made all payments of GST on a timely basis.
6.    EMPLOYEES
6.1    Particulars
(a)    Those persons named as such in Schedule 1 are the only persons currently appointed to the board of directors of the Group Companies.
(b)    The particulars contained in the schedule of employees in the Box Data Room show, in relation to each employee of the Group Companies (or, where appropriate, to each category of employee) employment entity, type of employment, job title, and annual salary or pay rate (as appropriate) as at 30 June 2021.
(c)    No Group Company is under any legal obligation to make any future change in the remuneration or benefits of any of its employees other than salary or wage increases in the ordinary course of business and no change in the remuneration, benefits and arrangements relating to the employees of any Group Company is due or has been promised within six (6) months from the date of this Agreement.
(d)    No Group Company has made any outstanding offer nor agreed to employ any person on an annual salary of US$150,000 or more who is not already an employee of any Group Company at the date of this Agreement.
(e)    No employee of a Group Company will become entitled to receive a payment by virtue of Completion.
(f)    No bonuses (including any transaction or retention bonuses for management) have been or will be paid or made (or declared to be or treated as paid or made) in connection with the preparation, negotiation or consummation of the Transaction.
6.2    Compliance

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In the past two (2) years each Group Company has complied in all material respects with all its obligations to or in respect of all its employees and former employees arising out of their terms and conditions of employment and/or with any relevant legal requirement, including, without limitation, any obligation in relation to the establishing of or conduct toward any works council, staff delegation or similar body.
6.3    Termination of Employment and Disputes and Disciplinary/Grievance Proceedings
(a)    There are no contracts of service with the employees of the Group Companies, nor any consultancy agreements with the Group Companies, which cannot be terminated by:
(i)    three (3) months' notice or less; or
(ii)    reasonable notice,
without giving rise to any claim for damages or compensation, other than as provided under Applicable Law.
(b)    As at the date of this Agreement, no dispute is outstanding between any Group Company and any of its current or former senior management relating to their employment or its termination.
(c)    No employee of a Group Company whose annual salary is US$150,000 or more has given notice to terminate his contract of employment or is under notice of dismissal.
(d)    There are no disciplinary or grievance proceedings which have not yet been completed and there are no appeals pending in relation to any disciplinary or grievance decisions, in either case relating to any employee of a Group Company whose annual salary is US$250,000 or more.
(e)    No person previously employed by a Group Company has a right to return to work or a right to be reinstated or re-engaged.
6.4    Remuneration
(a)    No amount owing to any present director or Senior Employee of the Group Companies is in arrear and unpaid other than remuneration accrued for the current wage or salary period or for reimbursement of normal business expenses.
(b)    Save to the extent (if any) to which provision or allowance has been made in the Audited Accounts and/or the Management Accounts as at the date of this Agreement, no gratuitous payment has been made or promised by any Group Company in connection with the actual or proposed termination or suspension of employment or variation of any contract of employment of any present director or Senior Employee, or former director or Senior Employee (being a director or Senior Employee in the two (2) years preceding the date of this Agreement).
6.5    Trade Unions and Industrial Relations
(a)    There is no recognition agreement between a Group Company and any trade union in relation to any of its employees and there are no outstanding

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applications or requests for trade union recognition (whether statutory or voluntary).
(b)    Each Group Company is not involved in, nor has it received written notice of, any industrial or trade dispute or any dispute or negotiation with any trade union or association of trade unions or organisation or body of employees and, so far as the Seller is aware, there is nothing reasonably likely to give rise to such a dispute or claim.
6.6    Loans
There are no outstanding employee loans made by any Group Company to any of the employees of the Group that will not be repaid in full on Completion.
6.7    Pensions
Each Group Company has complied with its respective obligations under Applicable Laws in respect of any pension scheme or similar arrangement.
7.    BORROWINGS AND DEBT
7.1    Loans
Other than debts which have arisen in the ordinary and usual course of trading, no Group Company has lent any money to, nor does it own the benefit of any debts (whether or not due for payment) payable by, any person other than a Group Company.
7.2    Debts
No Group Company has factored, sold or discounted any of its debts or (other than operating leases) engaged in financing of a type which would not be required to be shown or reflected in the Audited Accounts.
7.3    Guarantees, Indemnities and Security
(a)    No Group Company is a party to or is liable under a guarantee, indemnity, security, bond, letter of comfort or other similar obligation to secure or incur a financial or other obligation with respect to another person's obligations.
(b)    No part of the loan capital, overdrafts, borrowings or indebtedness in the nature of borrowings of any Group Company is dependent on the guarantee or indemnity of, or security provided by, another person which is not a Group Company.
(c)    No Group Company has granted any Encumbrance otherwise than pursuant to the Bank Facilities.
7.4    Facilities
(a)    The following words and expressions have the meanings given to them below:
"Facilities" has the meaning given to it in paragraph 7.4(b) of Schedule 6.
(b)    Details of all overdrafts, loans or other financial facilities (other than trade indebtedness), any arrangement relating to the management of any interest rate or exchange rate liability, in each case which is outstanding or available to any Group Company are contained in the Intralinks Data Room (including sections

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1.12.10.8.4.1, 1.12.18.40.1, 1.12.18.40.2, 1.12.18.40.3, 1.12.18.40.4, 1.12.18.40.11 and 1.2.4) (the "Facilities").
(c)    So far as the Seller is aware, no event has occurred or has been alleged or notified to any Group Company to have occurred and no circumstances have arisen as at the date of this Agreement which:
(i)    constitutes an event of default (howsoever described), or otherwise gives rise to an obligation to prematurely repay, under an agreement entered into by a Group Company (including the Facilities) relating to borrowing or indebtedness in the nature of borrowing (or will do so with the giving of notice or lapse of time or both); or
(ii)    will lead to an Encumbrance constituted or created in connection with borrowing or indebtedness in the nature of borrowing, a guarantee, or an indemnity, of any Group Company (including the Facilities) becoming enforceable (or will do so with the giving of notice or lapse of time or both), and, so far as the Seller is aware, no circumstances exist which would reasonably be likely to give rise to the same.
8.    CONTRACTS AND TRADING ARRANGEMENTS
8.1    Material Contracts
(a)    The following words and expressions have the meanings given to them below:
"Material Contract" has the meaning given to it in paragraph 8.1(b) of Schedule 6, and "Material Contracts" shall be construed accordingly;
"Material Customers" means the six (6) customers of the Group which collectively comprise approximately 74.8% of annual turnover of the Group in respect of the last twelve (12) months preceding the Last Accounting Date, being: (i) [**] and [**]; (ii) [**]; (iii) [**]; (iv) [**]; (v) [**]; and (vi) [**] (formerly known as [**]), and "Material Customer" means any one of them, as the context requires; and
"Material Suppliers" means the 10 suppliers of the Group, which collectively comprise approximately 39% of the annual supplier spend of the Group in respect of the financial year ended 2020, and "Material Supplier" means any one of them, as the context requires.
(b)    True and accurate summaries of all Contracts with the Material Customers and Material Suppliers ("Material Contracts") have been disclosed in the Intralinks Data Room (including sections 1.2.3.1, 1.11.4 and 1.12.7).
(c)    All of the Material Contracts: (i) are in full force and effect and none of the Material Contracts is void, voidable or unenforceable; and (ii) constitute valid, binding and enforceable obligations of the Group Companies.
(d)    So far as the Seller is aware, there exist no grounds upon which a Material Contract may be terminated, avoided, rescinded or repudiated by any party.
(e)    No Group Company has received from any party with whom a Group Company has entered into a Material Contract, written notice of: (i) its intention to terminate the agreement; or (ii) material breach of such Material Contract.

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(f)    During the last twelve (12) months, no Group Company has received written notice from any Material Supplier to a Group Company of an intention to cease (or to materially reduce the volume of) trading with that Group Company, to increase prices materially or to materially change the terms of its supply with that Group Company.
(g)    During the last twelve (12) months, no Group Company has received written notice from any Material Customer of a Group Company has of an intention to cease (or to materially reduce the volume of) trading with that Group Company, or to materially change the terms of its trading with that Group Company.
8.2    Arrangements with the Seller’s Group
(a)    Save for the Intra-Group Payables and the Intra-Group Receivables, there are no amounts owing from: (i) any member of the Group to any member of the Seller’s Group; or (ii) any member of the Seller’s Group to any member of the Group.
(b)    No indebtedness (actual or contingent) and no Contract or arrangement will on Completion be outstanding between any member of the Group (on the one hand) and any member of the Seller’s Group (on the other hand).
8.3    Save for the employment terms and contracts, no officer, director, employee of any Seller’s Group Company is a party to any outstanding contract or transaction with any Group Company.
8.4    Antitrust Law
The Group is not: (i) party to or engaged in any agreement, arrangement, understanding, practice or conduct (unilateral or otherwise) which is an infringement of Antitrust Law; and (ii) the subject of any investigation, inquiry or other proceeding by or before: (a) any tribunal or court in relation to Antitrust Law; or (b) any Antitrust Authority.
9.    INSURANCE
9.1    The following words and expressions have the meanings given to them below:
"Policies" has the meaning given to it in paragraph 9.2 of Schedule 6.
9.2    Copies of all insurance policies in respect of which a Group Company has an interest (the "Policies") have been disclosed in the Intralinks Data Room (including section 1.5).
9.3    With respect to such Policies:
(a)    each Policy is in full force and effect;
(b)    there are no special or unusual terms or restrictions that apply;
(c)    each Group Company has not done anything or omitted to do anything which might make any Policy void or voidable;
(d)    all premiums which are due and payable have been paid to date;
(e)    no material claim (if any) notified to the insurer under a Policy remains outstanding; and

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(f)    no change in the direct or indirect ownership or control of the Group will or may entitle any insurer to terminate any such Policy.
9.4    The Group has maintained insurance cover against risks which the Seller considers reasonable to insure and are normally insured against by companies carrying on a similar business.
10.    ASSETS
10.1    Ownership
(a)    As far as the Seller is aware, each material asset reasonably necessary for the operation of the Business:
(i)    is either validly leased by the Group or is legally and beneficially owned by a Group Company free from any Encumbrance (other than retention of title claims arising in the ordinary course of business); and
(ii)    is not held subject to any hire purchase agreement, credit or conditional sale agreement, agreement for payment on deferred terms or any other similar financing agreement to which a Group Company is a party.
(b)    The Group’s fixed asset register is contained in the Intralinks Data Room (including sections 1.4.1 and 1.4.3) and sets out a materially complete and materially accurate record of the material plant, machinery, vehicles and equipment owned by the Group Companies as at the date it was prepared.
(c)    All material fixed assets, including furnishings, office equipment, information technology software and equipment and financial management system, used by the Group in connection with the Business are in reasonable condition taking account of the age and purpose for which they are used as at the date of this Agreement.
10.2    Possession
As far as the Seller is aware:
(a)    each material physical asset owned by each Group Company or in respect of which a Group Company has a right of use, where capable of possession, is in the possession of, or under the control of, that Group Company, except for those in the possession of a third party in the ordinary course of business; and
(b)    where any material asset is used but not owned by a Group Company or any facility or service is provided to any Group Company by a third party, no event of default has occurred or is subsisting which entitles any third party to terminate any agreement or licence in respect of the provision of such facilities or services.
11.    INTELLECTUAL PROPERTY RIGHTS
11.1    Definitions
The following words and expressions have the meanings given to them below:
"Business Domain Names" means all domain names in or to which a Group Company member owns or purports to own the rights or that are used or held for use by any Group Company;

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"Business IPR" means all Intellectual Property Rights used for any purpose in connection with the Business (including, without limitation, the Registered IPR, the Licensed IPR and the Business Names;
"Business Names" means "PCI" and “Printed Circuits International” and any part or abbreviation thereof and any logo, device, format or style in or with which such name or part or abbreviation of it is or has been used by any Group Company;
"Copyright" means copyright, which includes all rights in computer software and in databases and all rights or forms of protection which have equivalent or similar effect to the foregoing and which subsist anywhere in the world;
"Intellectual Property Rights" means patents, registered and unregistered designs, copyright, database rights, trademarks and trading names, internet domain names, Know-How and other rights of the same or similar effect as any of the foregoing anywhere in the world, in each case whether registered or not, including pending applications for registration of such rights;
"IPR Agreement" means any agreement or arrangement pursuant to which any Group Company grants rights to use the Business IPR or pursuant to which any Group Company is granted rights to use Licensed IPR, in each case involving a party that is not a Group Company;
"Know-How" means inventions, discoveries, improvements, processes, formulae, techniques, specifications, technical information, methods, tests, reports, component lists, manuals, instructions, drawings and information relating to clients and suppliers (whether written, unwritten or in any other forms and whether confidential or not;
"Licensed IPR" means Intellectual Property Rights owned by a third party which any Group Company is permitted to use;
"Owned Business IPR" means Business IPR that is owned or purported to be owned by a member of the Group;
"Products" mans any product which is (or has in the past been) marketed and/or supplied by any Group Company or any product in the course of development by or on behalf of any other Group Company; and
"Registered IPR" means any Intellectual Property Rights (including, for the avoidance of doubt, domain names) which are the subject of registration (or application for registration) in any jurisdiction.
11.2    Ownership of Business IPR
(a)    Schedule 11 contains complete and accurate details of all Registered IPR (including Business Domain Names) owned by a Group Company:
(i)    each of which is solely legally and beneficially owned by a Group Company free of any Encumbrance (without obligation to pay royalties, licensing fees or other fees to any third party, except for fees and costs payable to file, apply for, register, patent or maintain such Registered IPR owned by a Group Company); and
(ii)    further details (including; (a) the title of the item; (b) the owner of the item; (c) the jurisdictions in which the item is issued, granted or registered or in which an application for issuance, grant or registration has been filed; and (d) the application date, the application number, the issuance, grant or registration number, and the issuance, grant or

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registration date) of which are set out in the Intralinks Data Room (including sections 1.3 and 1.12.5.1 and paragraph 2.1.5(a) of section 1.11.4).
(b)    All renewal, application and other official registry fees required for the maintenance of the Intellectual Property Rights owned by the Group have been paid or taken.
(c)    Details of all Business Domain Names are set out in the Intralinks Data Room (including paragraph 2.1.5(a)(ii) of section 1.11.4 and sections 1.12.5.1, 1.3.2 and 1.3.4).
(d)    All of the Business IPR, other than the Licensed IPR, is legally and beneficially owned solely by a Group Company free from any Encumbrance and no third party has been granted, or is entitled to be granted, any licence, any other right to use or any permission with respect to any Business IPR, other than any Licensed IPR. Without prejudice to the foregoing and save to the extent specified in any IPR Agreement, there are no agreements or arrangements of any kind which restrict the disclosure, use, licensing, assignment, other commercial exploitation or charging by the relevant Group Company of any Business IPR.
(e)    All Business IPR is sufficiently documented to allow its full and proper use without reliance on the special knowledge or memory of any one or more individuals.
(f)    All Owned Business IPR which has not been acquired by a written assignment agreement has been developed or created by employees or former employees of a Group Company acting in the course of their employment or by consultants, contractors or shareholders. All and current or former employees, consultants, contractors and shareholders who have developed or created or have contributed to the development or creation of any subject matter of any such Owned Business IPR have assigned to a Group Company pursuant to a valid, legally binding, written assignment, any and all right, title, and interest in and to such Owned Business IPR which did not fully and automatically vest in a Group Company by virtue of Applicable Law.
11.3    Know-How
(a)    The Business uses reasonable precautions to ensure that all Know-How material to the Business is kept strictly confidential and is not disclosed otherwise than subject to an obligation of confidentiality on the person to whom it was disclosed and subject to an obligation on that person not to use the Know-How other than for the purpose for which it was disclosed.
(b)    There is no Know-How material to the Business which, as a result of Completion, the Business will not be able to use free from any restrictions.
11.4    Licensing
(a)    No Group Company has granted or is obliged to grant any licence or other permission to any person in respect of any Business IPR other than:
(i)    to the extent specified in any IPR Agreement; and
(ii)    in respect of the disclosure of Know-How to a person in the ordinary course of Business, subject to the obligations described in paragraph 11.3(a) above.

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(b)    All Intellectual Property Rights and Know-How necessary for the Group to carry on the Business are legally and beneficially owned by, or licensed for use to, a Group Company free from any Encumbrance.
11.5    Infringement and Validity
(a)    In respect of all Business IPR other than the Licensed IPR:
(i)    such Business IPR are not being infringed nor are they the subject of any claim, opposition or action and the Seller is not aware of any circumstance (existing or reasonably foreseeable) which is likely to cause any such claim, opposition or action;
(ii)    all such Business IPR are valid and subsisting and a member of the Group Companies has, in its possession or under its control, documents sufficient to prove their validity and subsistence and their ownership by such member of the Group; and
(iii)    no member of the Group has done or omitted to do any act, matter or thing in respect of any such Business IPR and no event has occurred which would impinge upon the validity or enforceability of the same or upon the right of the Group to use the same, nor are there any acts which need to be done to perfect the vesting of title to the same in a member of the Group.
(b)    None of the operations, Products, processes or activities of any Group Company infringes or is likely to infringe, any rights held by any third party (including, without limitation, any Intellectual Property Rights) or involve the unauthorised use of confidential information disclosed to the a member of the Group in circumstances which might entitle the third party to make a claim against a member of the Group.
(c)    The Licensed IPR are:
(i)    validly licensed to a member of the Group by the relevant licensor under the IPR Agreement in question, free from any Encumbrance and, without prejudice to the foregoing, there are no agreements or arrangements other than the IPR Agreements which restrict the use by a member of the Group of such Licensed IPR and none of the Licensed IPR has been sub-licensed by a member of the Group; and
(ii)    valid and subsisting and no party to the relevant IPR Agreement has done or omitted to do any act, matter or thing and no event has occurred which will impinge upon the validity or enforceability of the Licensed IPR or upon the right of such member of the Group to use the same.
(d)    Save as provided in any IPR Agreement, none of the operations, Products, processes or activities of the Business gives rise to any liability for any licence, royalty or similar payments.
(e)    There is no Action in any jurisdiction concerning any of the Intellectual Property Rights owned by any Group Company and no such Action, litigation, proceeding or dispute is pending or threatened in writing and, so far as the Seller is aware, no fact or circumstance exists which might reasonably give rise to any Action.

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(f)    No current or former employee, consultant, contractor or shareholder of any Group Company has made or threatened in writing or, so far as the Seller is aware, in any other form to make any claim relating to any rights that they have or may have in or in connection with: (i) any Intellectual Property Right owned or purported to be owned by a member of the Group; or (ii) any inventions made by any of them in the course of their employment or retention by, relationship with, or service to, any Group Company, and, so far as the Seller is aware, there are no such rights and no grounds for any such claim.
11.6    IPR Agreements
No Group Company is party to any material IPR Agreement.
12.    BUSINESS INFORMATION AND DATA PROTECTION
(a)    The following words and expressions have the meanings given to them below:
"Business Information" means all information (whether or not confidential and in whatever form held, including computerised records) which in any way relates to all or any part of the Business or any services provided by the Business and including any such information which in any way relates to:
(i)    the operation, management, administration or financial affairs of the Business (including any business plans or forecasts, information relating to future business development or to litigation); and
(ii)    the sales or marketing of any of the services provided by the Business, including all client names and lists, client-provided information, sales and marketing information (including targets, sales and market share statistics, market surveys and reports, mailing lists and all advertising or other promotional material);
"Data Protection Legislation" means any law applicable to the Group from time to time relating to the processing of personal data and/or privacy, including without limitation, the Personal Data Protection Act 2012 (No. 26 of 2012 of Singapore) the UK Data Protection Act 2018, the GDPR, and the Privacy and Electronic Communications (EC Directive) Regulations 2003, in each case as applied and amended from time to time and including any legally binding regulations, direction and orders issued from time to time under or in connection with any such law; and
"GDPR" means the General Data Protection Regulation (Regulation (EU) 2016/679) (including any legally binding regulations, direction, and orders issued from time to time under or in connection with the Regulation) as applied and amended from time to time.
(b)    All material Business Information is recorded, stored, maintained or operated or otherwise held by the Group and the use of or access to such Business Information is not wholly or partly dependent on any facilities which are not under the exclusive ownership or control of the Group or to which the Group does not have a contractual right to access.
(c)    So far as the Seller is aware, the Group is, and has at all times in the last two (2) years ending on the date of this Agreement been, compliant in all material respects with applicable Data Protection Legislation. In particular:
(i)    in each instance in which any Group Company has engaged a processor or sub-processor to process personal data on its behalf, such

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processor has been appointed under a written contract that satisfies the requirements of applicable Data Protection Legislation;
(ii)    no Group Company has transferred, or has instructed, encouraged, or permitted any third party to transfer, any personal data to any recipient outside of the jurisdiction(s) in which it carries on the Business, except in accordance with applicable Data Protection Legislation; and
(iii)    each Group Company has in place adequate and appropriate internal and external privacy and data protection policies in accordance with applicable Data Protection Legislation.
(d)    Where information of a confidential nature has been developed or acquired by the Group for the purposes of the Business in the two (2) year period prior to the date of this Agreement, reasonable precautions have been taken to ensure such information (except in so far as it has fallen into the public domain through no fault of a Group Company or the Seller) has been kept strictly confidential and has not been disclosed otherwise than subject to an obligation of confidentiality being imposed on the person to whom the information was disclosed. The Seller is not aware of any breach of such confidentiality obligations by any third party.
13.    PROPERTIES
13.1    General
(a)    The following words and expressions have the meanings given to them below:
"Properties" means the properties details of which are set out in Schedule 12, and "Property" means any one of them;
(b)    Save as set out in Schedule 12, there is no other property owned, vested in, used or occupied by or in the possession of, the Group Companies or in which a Group Company has any interest, right or liability. The information relating to the Properties set out in Schedule 12 is true, complete and accurate.
(c)    Complete and accurate copies of all relevant title deeds and documents and agreements in relation to the Properties are contained in the Intralinks Data Room (including sections 1.4.2, 1.2.1, 1.12.18.25, 1.12.18.27.3, 1.12.18.37, 1.4.4 and 1.4.5) and a Group Company has under its control all the title deeds and documents necessary to prove its title to the Properties.
(d)    The Group Companies are the legal and beneficial owners of, and/or are entitled to and have exclusive possession of, the Properties, as may be applicable.
(e)    So far as the Seller is aware, the Group Companies have in all material respects in the [**] years preceding the date of this Agreement complied with Applicable Law relating to the Property.
(f)    None of the Group Companies has received any notice in writing from any Governmental Authority to relocate any of its factories or re-zone any of its Properties.
(g)    There are no notices, disputes, complaints, liabilities, claims or demands relating to or in respect of the Properties or their use including any dispute or notice from any landlord.

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(h)    Other than in relation to the Properties, no Group Company is actually or contingently liable in relation to any existing or previously owned, leased, licenced or occupied real estate (whether as owner or former owner or as tenant or former tenant of any such real estate or as an original contracting party, or guarantor of any party, to any deed, document, lease or licence connected with such real estate).
(i)    The Properties are free from any Encumbrances as security for indebtedness.
(j)    There are no circumstances or issues which either currently or are likely in the future to restrict or limit access to and from the Properties.
(k)    There are no circumstances or issues which would in any way limit the current use of the Properties going forward.
(l)    There are no reasons to expect that material expenditure will be incurred in respect of the Properties (including material repairs/dilapidations costs and service charges).
(m)    There is no order, resolution or proposal for compulsory acquisition of any of the Properties by a government, local or other authority or statutory undertaker.
(n)    There are no liabilities to maintain or pay for any public infrastructure (including roadways) in relation to or adjoining the Properties.
(o)    The Properties and their uses comply with all relevant Planning Legislation and planning/zoning conditions and no notice has been issued or received alleging any breach of any Planning Legislation or planning/zoning conditions. For the purposes of this paragraph, "Planning Legislation" means all legislation, by‑laws and regulations or equivalent to control or regulate the zoning, construction, demolition, development, alteration or use of land and buildings and any orders, regulations, consents or permissions made or granted under any of the same.
13.2    Leases
(a)    The following words and expressions have the meanings given to them below:
"Leases" means the leases, details of which are set out in Part B of Schedule 12;
(b)    The Leases are in full force and effect.
(c)    Each Lease was validly granted and any consents required for the grant of the Leases, the vesting of the Leases in each subsequent tenant, or for the grant of any sub-lease, have been obtained.
(d)    Where any of the Properties are held under a Lease, all covenants contained in the Leases have been observed and performed in all material respects and there are:
(i)    no material breaches of any of the Leases;
(ii)    no arrears of rent, with all rents and outgoings, fees and other payments due to all applicable authorities having been paid up to date and there are no outstanding liabilities for any rent, rates, allowances, taxes, charges or other sums due in respect of such Properties; and/or

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(iii)    no outstanding or anticipated disputes or notices with regards to compliance with any Lease covenants.
(e)    There are no notices, negotiations or proceedings pending in relation to rent reviews or any other matter relating to the Leases nor is any rent presently liable to be reviewed.
(f)    There is no restriction in any of the Leases on any change of control of the tenant.
14.    INFORMATION AND TECHNOLOGY
14.1    Definitions
The following words and expressions have the meanings given to them below:
"Hardware" means the computer and data processing systems used by any Group Company excluding the Software, but including all plant and equipment which may include embedded software or similar processing systems;
"IT Systems" means all Hardware (including network and telecommunications equipment) and the Software (including associated preparatory materials, user manuals and other related documentation) including any devices or services used in relation thereto, used in the operation of the Business and/or the processing of Business Information; and
"Software" means all computer software used in the Business.
14.2    Ownership
So far as the Seller is aware, all the material IT Systems which are reasonably necessary for the operation of each Group Company as at the date of this Agreement are owned by, leased by or licensed to, such Group Company.
14.3    Sufficiency and Performance of the IT Systems
So far as the Seller is aware:
(a)    the IT Systems are substantially adequate for the current requirements of the Business in terms of functionality, capacity and performance;
(b)    no action (including the payment of any sum, or any increased sum) will be necessary as a result of Completion in order to enable the IT Systems to continue to be used in the Business to the same extent and in the same manner as they have been used up to and including the date of this Agreement;
(c)    the IT Systems are covered by warranty and/or maintenance and support arrangements which the Seller believes are adequate for requirements of the Business and which are sufficient to remedy and compensate for any defect or systems failure;
(d)    reasonable technical and organisational measures have been taken to ensure the security of the IT Systems (including any Hardware or Software which is installed at third party sites) and to enable the availability of and access to the IT Systems to be restored in a timely manner in the event of a physical or technical incident, such measures include backing up all material electronically stored information used in the Business;

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(e)    in the twenty-four (24) months prior to the date of this Agreement, no Group Company has suffered any intrusion, failure, virus or bug in, or breakdown of, any part of the IT Systems which has caused any material disruption or interruption to its use by the relevant Group Company; and
(f)    the Group has, and in the last twenty-four (24) months has at all times maintained, sufficient software licences in respect of its use of the Software (including, without limitation, with regard to user numbers, user type and territorial restrictions).
14.4    Ownership and Operation of Hardware
The Hardware is:
(a)    either legally and beneficially owned by a Group Company free from any Encumbrance or validly leased from a third party provider; and
(b)    operated by and under the control of a Group Company.
15.    COMPLIANCE AND MATERIAL PERMITS
15.1    Permits, Licences and Consents
(a)    The following words and expressions have the meanings given to them below:
"Material Permit" means:
(i)    a permit or licence (including those required under applicable Environmental Law); or
(ii)    a filing of a notification or report,
which, in each case, is necessary for the proper and effective operation of a Group Company's business as carried on in the locations it is carried on as at the date of this Agreement, details of which are contained in the Intralinks Data Room.
(b)    As far as the Seller is aware, all Material Permits are in full force and effect and any associated requirements have been complied with in all material respects and neither the Seller nor any Group Company has received any written notice from a Governmental Authority stating that:
(i)    any material statutory, governmental, court or other legally binding requirements applicable to such Group Company in carrying on of the Business has not been obtained and complied with in all material respects; or
(ii)    any material licences, consents and other permissions and approvals required for or in connection with the carrying on of the Business have not been obtained nor is the Seller aware of any reason why any such licences, consents or other permissions should be suspended, cancelled, revoked, amended or not renewed, in whole or in part.
15.2    General Compliance with Laws
(a)    The business of each Group Company has been conducted in compliance, in all material respects, with all Applicable Law (including Environmental Law) in the [**] years preceding the date of this Agreement.

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(b)    In the past two (2) years each Group Company has carried out the Business in material compliance with any applicable trade and economic sanction laws and regulations (including the international sanction laws and regulations of the European Union, the United States and the United Nations, where applicable).
(c)    So far as the Seller is aware, in the past two (2) years, no Group Company has received any formal notice in writing from any governmental authority or regulator stating that such Group Company is in violation of any applicable statute or regulation.
(d)    So far as the Seller is aware, there is not pending, or in existence, any material investigation or enquiry by, or on behalf of, any governmental authority or regulator in any applicable jurisdiction in which the Business is carried on concerning a violation of any applicable statute or regulation by a Group Company.
15.3    Anti-Corruption and Improper Payments
(a)    The following words and expressions have the meanings given to them below:
"Anti-Corruption Laws" means any anti-corruption or anti-bribery laws or regulations of any jurisdiction including the Prevention of Corruption Act (Chapter 241 of Singapore), the UK Bribery Act 2010 and the US Foreign Corrupt Practices Act of 1977, in each case that is applicable to and legally binding on the Group; and
"Associated Person" means, in relation to a Group Company, its directors, officers or employees (in all cases where in the course of their respective duties for and when performing a service and acting for or on behalf of a Group Company).
(b)    In the past two (2) years, no Group Company nor any of their respective Associated Persons has, in connection with and/or for the benefit of the Business breached or contravened any Anti-Corruption Laws.
(c)    Each Group Company maintains in relation to the Business and regularly keeps under review on an ongoing basis adequate written anti-corruption and bribery procedures which are designed to ensure compliance by the relevant Group Company and its Associated Persons with all Anti-Corruption Laws.
15.4    Anti-Money Laundering
(a)    The following words and expressions have the meanings given to them below:
"Anti-Money Laundering Laws" means any anti-money laundering and counter terrorism financing laws, rules or regulations of any jurisdiction, including the Corruption, Drug Trafficking and Other Serious Crimes (Confiscation of Benefits) Act (Chapter 65A of Singapore), the Money Laundering, Terrorist Financing and Transfer of Funds (Information on the Payer) Regulations 2017, as amended, in each case that is applicable to and legally binding on the Group.
(b)    In the past two (2) years, no Group Company nor any of their Associated Persons has, in connection with and/or for the benefit of the Business breached or contravened any Anti-Money Laundering Laws.

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(c)    Each Group Company maintains in relation to the Business and regularly keeps under review on an ongoing basis adequate written anti-money laundering procedures which are designed to ensure compliance by the relevant Group Company and its Associated Persons with all Anti-Money Laundering Laws.
15.5    Anti-Facilitation of Tax Evasion
(a)    The following words and expressions have the meanings given to them below:
"Anti-Facilitation of Tax Evasion Laws" means all Applicable Law of any jurisdiction that are designed or intended to prohibit, prevent or restrict tax evasion, including the Income Tax Act (Chapter 134 of Singapore) and the UK Criminal Finances Act 2017, in each case that is applicable to and legally binding on the Group.
(b)    In the past two (2) years, no Group Company nor any of their Associated Persons has, in connection with and/or for the benefit of the Business breached or contravened the offences relating to facilitating (or failing to prevent the facilitation of) tax evasion in Anti-Facilitation of Tax Evasion Laws.
(c)    Each Group Company maintains in relation to the Business and regularly keeps under review on an ongoing basis adequate written anti-facilitation of tax evasion procedures which are designed to ensure compliance by the relevant Group Company and its Associated Persons with Anti-Facilitation of Tax Evasion Laws.
15.6    Environment, Health And Safety
(a)    The following words and expressions have the meanings given to them below:
"EHS Authority" means any governmental authority, agency or department having authority under, or jurisdiction in respect of, any EHS Law;
"EHS Law" means all laws, statues, directives and regulations (including Environmental Law) applicable in any jurisdiction in which the Business is carried on concerning as their principal function the protection of the Environment or health and safety at work (excluding any statutes or regulations which relate to town and country planning) which are in force as at the date of this Agreement and which are applicable to and legally binding upon any Group Company;
"EHS Proceedings" has the meaning given in paragraph 15.6(c) of this Schedule 6;
"Environment" means any or all of the following media (alone or in combination): air, water, soil and/or ecosystem; and
"Environmental Law" means all Applicable Law applicable to the property in question, addressing or relating to pollution or protection of human health, public and workplace safety or the environment under which a party may be held liable for the release or discharge of materials into the environment;
(b)    Each Group Company is and has always been in compliance with EHS Laws.
(c)    No Group Company is or has been involved in any civil, administrative or criminal litigation, proceedings or appeal, and no Group Company is the

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subject of any formal enforcement action brought by an EHS Authority ("EHS Proceedings").
(d)    So far as the Seller is aware, there is no circumstance that is reasonably likely to result in EHS Proceedings.
(e)    No Group Company is in receipt of nor has received any enforcement, prohibition, improvement, remediation, compliance or similar written notice, claim or complaint from any third party or any EHS Authority alleging a breach of or liability under EHS Laws.
16.    LITIGATION
16.1    Current Litigation
(a)    No Group Company is involved, or has in the [**] years preceding the date of this Agreement been involved, in any material civil, criminal, arbitration or administrative proceeding.
(b)    No civil, criminal, arbitration or administrative proceeding is pending by or against any Group Company, no outstanding threat in writing to bring such action is outstanding and, so far as the Seller is aware, no fact or circumstance exists which might give rise to such proceedings.
(c)    No director or employee (in each case, past or present) of any Group Company is, in respect of the performance of their duties with respect to the Group, engaged in or subject to any of the matters referred to in paragraphs 16.1(a) or 16.1(b) of this Schedule 6 and for which any Group Company may be liable.
(d)    There is no outstanding judgment, order, decree, arbitral award or decision of a court, tribunal, arbitrator or Governmental Authority against any Group Company.
(e)    There is not currently, or in the [**] years preceding the date of this Agreement, any governmental investigation, enquiry or disciplinary proceeding concerning any Group Company.
16.2    Judgments
No Group Company nor any of its officers or employees, in his capacity as such, is subject to any order, decree, award, decision or judgment given by any court, tribunal, arbitrator, governmental agency or other regulatory body in any jurisdiction nor is it/he a party to any undertaking or assurance given to any court, tribunal, arbitrator, governmental agency or other regulatory body which is still in force. So far as the Seller is aware, there are no facts or circumstances which may result in a Group Company nor any of its officers or employees becoming subject to any such order, decree, award, decision or judgment or being required to be a party to any such undertaking or assurance.
17.    INSOLVENCY
(a)    No winding-up petition or analogous procedure has been threatened or presented against any Group Company by any third party, and no order has been made, petition presented or shareholders' resolution passed for the winding up, dissolution, administration or reorganisation of any Group Company or for the appointment of a liquidator, provisional liquidator, administrator, receiver or statutory manager to any Group Company.

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(b)    No receiver or administrative receiver or manager or receiver and manager or trustee or similar person has been appointed in respect of the whole or any part of the assets or undertaking of any Group Company.
(c)    No administrator has been appointed in respect of any Group Company, nor has any administration order been made in respect of any Group Company and no petition or application for such an order or any notice of appointment of, or of any intention to appoint, an administrator has been threatened, presented, made, served or filed.
(d)    There is no moratorium in respect of any Group Company as at the date of this Agreement.
(e)    No composition, compromise, assignment, voluntary arrangement, scheme of arrangement or standstill agreement, deferral, rescheduling, other readjustment or reorganisation or other arrangement has been made, proposed, implemented or approved with any creditors (or any class of them) of any Group Company nor has any application been made to, or filed with, the court for permission to convene a meeting to vote on a proposal for any such composition, compromise, assignment or arrangement.
(f)    No Group Company has stopped paying its debts as and when they fall due or become insolvent or unable to pay its debts within the meaning of the Insolvency, Restructuring and Dissolution Act 2018 (No. 40 of 2018) or under any other applicable insolvency legislation in any jurisdiction.
(g)    No step has been taken by any party with a view to the dissolution or striking-off the register of a Group Company.
(h)    No unsatisfied judgment or court order is outstanding against any Group Company or any of their assets.
(i)    No Group Company has been party to any transaction which is capable of being set aside, reversed or rescinded under the Insolvency, Restructuring and Dissolution Act 2018 (No. 40 of 2018) (or under any other applicable insolvency legislation in any jurisdiction) during the relevant period of time preceding the date of this Agreement specified in the Insolvency, Restructuring and Dissolution Act 2018 (No. 40 of 2018) (or under any other applicable insolvency legislation in any jurisdiction).
18.    EFFECTS OF SALE
(a)    So far as the Seller is aware, neither the execution of this Agreement nor the completion of performance of this Agreement or any document to be executed pursuant to it (including, for the avoidance of doubt, the direct and indirect change of ownership or control in the Group Companies) will:
(i)    result in any Group Company losing the benefit of any asset, licence, grant, subsidy, right or privilege which it enjoys in any jurisdiction (or any suspension, cancellation, variation, revocation, termination or non-renewal of the same);
(ii)    result in any Material Customer or Material Supplier being entitled to cease dealing with any Group Company or substantially to reduce its existing level of business or to change the terms on which it deals with any Group Company;

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(iii)    result in any Restricted Employee leaving the employment of any Group Company;
(iv)    make any Group Company or the Buyer liable to offer for sale, transfer or otherwise dispose of or purchase or otherwise acquire assets, including shares held by it in other bodies corporate under their articles of association (or equivalent constitutional document) or any agreement or arrangement.
(b)    So far as the Seller is aware, no Group Company is liable to pay, in connection with the sale of any of the Shares or otherwise in connection with this Agreement:
(i)    any success or other fee, brokerage or commission other than in respect of advisers; or
(ii)    any sum whatsoever to any of its directors, employees, agents or advisers (past or present).

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SCHEDULE 7
ACTION PENDING COMPLETION
Between the date of this Agreement and Completion, no Group Company shall (nor shall agree to):
1.    create, allot, grant, issue, acquire, repay or redeem any share or loan capital or other security convertible into the same (including any option or right to subscribe for the same) or agree, arrange or undertake to do any of those things or undertake (or agree or commit to undertake) any acquisition, subscription for or disposal of, an interest in a corporate body or merge or consolidate with a corporate body or any other person, enter into any demerger transaction or participate in any other type of corporate reconstruction;
2.    change its issued share capital in any way (including any increase or reduction of its share capital, creation of new shares or the redemption or repurchase of shares) or any rights attached to any of its shares;
3.    acquire the whole or a material part of the undertaking of any other person, firm or company whether as an equity or asset purchase, or otherwise;
4.    make, or agree to make, capital expenditure on any individual item exceeding US$50,000 individually or US$250,000 in aggregate between all Group Companies (or its equivalent at the time) since the date of this Agreement, save to the extent contemplated in the budgets and business plans for the calendar year 2021 disclosed in the Intralinks Data Room (including sections 1.9.1.1 and 1.9.1.2) (the "Budgets and Business Plans") or otherwise in the ordinary course of business;
5.    acquire (or dispose of) or agree or commit to acquire (or, as applicable, agree to dispose of) any asset with a book or market value exceeding US$50,000 individually or US$250,000 in aggregate between all Group Companies (or its equivalent at the time) since the date of this Agreement, save to the extent contemplated in the Budgets and Business Plan or otherwise in the ordinary course of business;
6.    create, incur, or agree to create or incur, any new borrowing or indebtedness in the nature of borrowing (including any further drawdown under the Facilities), save for unsecured debt in the ordinary course of trading;
7.    modify or agree to terminate any Material Contract, save for modifications in the ordinary course of business and Material Contract which may naturally expire;
8.    give, or agree to give, a guarantee, indemnity or other agreement to secure, or incur financial or other obligations with respect to, another person's obligation or grant, create or allow to arise any Encumbrance of any of its assets (other than charges arising by operation of law in the ordinary and usual course of trading);
9.    commence, settle or agree to settle any litigation or arbitration proceedings or any action, demand or dispute with a value in excess, individually of US$50,000 or US$500,000 in aggregate (other than debt collection in the ordinary course of business and consistent with practice practice);
10.    make any alteration to its articles of association, bye-laws or equivalent constitutional documents;
11.    declare, pay or make any dividend or other distribution (other than intra-Group dividends and distributions) or capitalise any reserves;
12.    enter into any partnership consortium, association, joint venture or similar agreement;

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13.    sell, license or otherwise dispose of any IT Systems, receivables or client contracts or part of the portfolio or business of any Group Company other than in the ordinary course of the Group's business;
14.    acquire or replace anything comprising business critical elements of the IT Systems excluding any new arrangement entered into following the expiry of any previous arrangement or anything already contemplated in the Budgets and Business Plan;
15.    incorporate or liquidate any subsidiary undertaking or effect any hive-up or hive-down;
16.    send any notice to its members or pass any resolution of its members other than any ordinary course annual resolutions covering standard business consistent with past practices;
17.    change its auditors or the date to which its annual accounts are prepared;
18.    make any material change to the accounting procedures, principles or policies by reference to which its accounts are drawn up;
19.    enter into any agreement (or modify any subsisting agreement) with any trade union, or any agreement that relates to any works council;
20.    appoint or remove any director or Senior Employee;
21.    otherwise than as expressly provided for in this Agreement, enter into or vary any transaction, agreement or arrangement with, or for the benefit of any of, its directors, Senior Employees or the Seller (or any Affiliate, employee, officer, director or partner of the foregoing), other than in respect of ordinary course salary increases provided that any such increase is limited to US$5,000 per person and US$250,000 in aggregate;
22.    make any payment that is not on an arm’s length basis and in the ordinary course of business consistent with past practices;
23.    grant any lease or third-party right in respect of any of or any part of any of the Properties or assign or dispose or deal with any of the properties or any part of any of them;
24.    enter into any lease or licence in respect of real property;
25.    no Group Company shall seek or agree to any Tax ruling or file any Tax return, claim or election relating to Tax on a basis materially inconsistent with past practices (unless necessary to reflect a change in circumstance or situation relating to the Group), change its tax residence, create a permanent establishment, amend Tax principles, methods or criteria, materially alter its Tax reporting or payment practices, or relinquish the rights to any Tax refund, credit or other Tax Relief, holiday or benefit;
26.    no Group Company shall settle, compromise, agree or materially negotiate any audit, enquiry, assessment, dispute or litigation relating to Tax with any Tax Authority, enter into any closing agreement or similar agreement with any Tax Authority, or consent to any extension or waiver of a limitation period relating to Tax; or
27.    cause any of its insurance policies to lapse or do anything which would intentionally reduce the amount or scope of cover or intentionally make any of its insurance policies void or voidable, knowingly fail to make a notification or settle any insurance claim materially below the amount claimed.

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SCHEDULE 8
EXCEPTIONS TO ACTIONS PENDING COMPLETION
Clause 8.1 and Schedule 7 shall not operate so as to restrict or prevent any matters set out below:
1.    any matter reasonably undertaken by a Group Company in an emergency or disaster situation with the intention of minimising, and to the extent only of those matters reasonably required to minimise, any adverse effect of such events (provided that the Seller shall inform the Buyer of the relevant matter and circumstances as soon as practicable after doing so) and the Group Company shall provide all information as the Buyer may reasonably request and shall, to the extent practicable, use reasonable endeavours to consult with the Buyer in respect of such matter prior to undertaking the same;
2.    the completion or performance of any obligations undertaken pursuant to any contract or arrangement entered into in the ordinary course of business prior to the date of this Agreement to the extent that such contract or arrangement has been disclosed in the Disclosure Information and completion of performance is due prior to Completion;
3.    any matter undertaken at the written request of the Buyer or with the prior written consent of the Buyer (such consent not to be unreasonably withheld or delayed);
4.    any matter expressly contemplated by this Agreement and the other Transaction Documents or any action taken by any Seller’s Group Undertaking or any Group Company that is necessary for the performance of this Agreement or the other Transaction Documents;
5.    for the purpose of the prepayment(s) by the Seller of the Bank Facilities in accordance with the terms and conditions of the agreements that govern the Bank Facilities, the payment by way of:
(a) first dividend(s) up to in aggregate US$[**] by the Company to the Seller; and
(b) following payment of the dividend(s) contemplated in paragraph (a) above, dividend(s) up to US$[**] by the Company to the Seller, provided that any such dividend paid shall not cause (or be likely to cause) a negative retained earnings amount on the balance sheet of the Company at any time on or prior to Completion without the prior written consent of the Buyer;
6.    the making of any prepayment(s) by the Company of the Bank Facilities in accordance with the terms and conditions of the agreements that govern the Bank Facilities;
7.    any reasonable action or omission which the Seller or a Group Company is required to take or omit to take by any Applicable Law or any Governmental Authority; and
8.    the settlement, notwithstanding the terms on which they may have been incurred, of any or all Intra-Group Payables and/or Intra-Group Receivables, provided that no Group Company’s: (a) liability shall be increased thereunder; nor (b) amounts owed or amounts owing shall be disproportionately increased or decreased thereunder by virtue of the same having been so settled.

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SCHEDULE 9
LIMITATIONS
1.    SELLER’S LIMITATION ON QUANTUM
1.1    Notwithstanding any provision to the contrary in this Agreement, the Seller is not liable in respect of a Warranty Claim:
1.1.1    unless the amount that would otherwise be recoverable from the Seller (but for this paragraph 1.1.1) in respect of that Warranty Claim exceeds an amount equal to zero point one per cent. (0.1%) of the Total Consideration; and
1.1.2    unless and until the amount that would otherwise be recoverable from the Seller (but for this paragraph 1.1.2) in respect of that Warranty Claim, when aggregated with any other amount or amounts recoverable in respect of other Warranty Claims (excluding any amounts in respect of a Warranty Claim for which the Seller has no liability because of paragraph 1.1.1), exceeds an amount equal to [**] per cent. ([**]%) of the Total Consideration (the "Threshold") and, in the event that the aggregated amounts exceed an amount equal to [**] per cent. ([**]%) of the Total Consideration, the Seller shall be liable for the excess only and not the entire amount.
1.2    Notwithstanding any provision to the contrary in this Agreement, the Seller’s total liability in respect of:
1.2.1    all Warranty Claims is limited to US$1;
1.2.2    the indemnities in Clauses 16.10.1 and 16.10.2 is limited to US$[**] in total; and
1.2.3    all Claims (other than Warranty Claims and Claims in respect of Clauses 16.10.1 and 16.10.2) is limited to an amount equal to the Total Consideration.
1.3    For the avoidance of doubt, the Seller acknowledges and agrees that, for the purposes of an Insured Claim, the Buyer is entitled to make such Warranty Claim pursuant to and in accordance with the procedures set out for the making of Warranty Claims in the W&I Insurance Policy and is not required to comply with the procedures set out in paragraph 8 of this Schedule 9.
2.TIME LIMITS FOR BRINGING CLAIMS
2.1    The Seller is not liable for any Claim unless the Buyer has notified the Seller of such Claim stating in reasonable detail (as known by the Buyer at the time) the nature of the Claim and the amount claimed (to the extent then reasonably possible, detailing the Buyer's calculation of the Loss thereby alleged to have been suffered) on or before the date which is:
2.1.1    seven (7) years after the Completion Date in respect of all Tax Warranty Claims that are covered by the W&I Insurance Policy;
2.1.2    [**] after the Completion Date in respect of the Tax Indemnities unless a Tax Authority enquiry, dispute or audit (“Tax Enquiry”) in respect of the matter giving rise to the Claim under a Tax Indemnity has commenced before this date, in which case the Seller’s obligations in respect of the relevant Tax Indemnity in relation to which the Tax Enquiry is being conducted, shall survive until ten (10) working days after the conclusion of the Tax Enquiry;
2.1.3    [**] after the Completion Date in respect of all Fundamental Warranty Claims;

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2.1.4    [**] after the Completion Date in respect of all Business Warranty Claims that are covered by the W&I Insurance Policy; and
2.1.5    [**] after the Completion Date in respect of all other Claims.
2.2    Notwithstanding the above, the time limits for the bringing of any Insured Claim by the Buyer against the Seller shall be in accordance with the terms of the W&I Insurance Policy or the time limits set out in paragraphs 2.1.1, 2.1.2 and 2.1.4 (as applicable), whichever is shorter.
3.    NOTICE OF CLAIMS
A Claim (other than with respect to the Tax Indemnities) notified in accordance with paragraph 2 of this Schedule 9 is unenforceable against the Seller on the expiry of the period of [**] starting on the day of notification of the Claim, unless proceedings in respect of the Claim have been properly issued and validly served on the Seller.
4.    SPECIFIC LIMITATIONS
The Seller is not liable in respect of a Claim:
4.1    to the extent that the matter giving rise to the Claim would not have arisen but for:
4.1.1    a voluntary Event after Completion by or involving a Buyer's Group Undertaking or a director, employee or agent of a Buyer's Group Undertaking where the Buyer was aware or, having conducted the appropriate legal and tax analysis in good faith, ought reasonably to have been aware, that such Event would give rise to the Loss in question, other than any Event carried out or effected:
(a)    under a legally binding commitment entered into on or before Completion;
(b)    in order to comply with any law or in order to comply with generally accepted accounting principles;
(c)    at the written request of or with the written consent of the Seller;
(d)    in the ordinary course of management of the Tax affairs of the relevant Group Company;
(e)    the presentation for stamping of any instrument which was entered into before Completion; or
(f)    in accordance with the terms of this Agreement; or
4.1.2    the passing of, or a change in, a law, rule, regulation, or published practice of a Governmental Authority after the date of this Agreement or an increase in the Tax rates or an imposition of Tax, in each case not actually or prospectively in force at the date of this Agreement;
4.2    to the extent that the matter giving rise to the Claim arises wholly or partially from an Event before Completion at the written request or direction of, or with the acquiescence or consent of, a Buyer's Group Undertaking (which for these purposes includes a Group Company only after Completion) or an authorised agent or adviser of a Buyer's Group Undertaking otherwise than in the ordinary course of business of a Group Company and which such Buyer's Group Undertaking or a director, employee or agent of a Buyer's Group Undertaking knew, or, having conducted the appropriate

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legal and tax analysis in good faith, ought reasonably to have known, was reasonably likely to give rise to a Claim;
4.3    to the extent that the matter giving rise to the Claim is an amount for which a Group Company has a right of recovery against, or an indemnity from, a person other than a Seller’s Group Undertaking, whether under a provision of Applicable Law, insurance policy or otherwise howsoever or would have had that right or indemnity but for a change in law or the terms of its insurance after Completion;
4.4    if a Buyer's Group Undertaking fails to act in accordance with paragraph 8 of this Schedule 9 in connection with the matter giving rise to the Claim;
4.5    to the extent any specific reserve has been made in the Completion Accounts in relation to the matter giving rise to the Claim;
4.6    to the extent that the matter giving rise to the Claim would not have arisen but for:
4.6.1    a claim, election, surrender or disclaimer made, or notice or consent given, or another thing done, after Completion (other than one the making, giving or doing of which was taken into account in computing a provision for Tax in the Audited Accounts or the Management Accounts) under, or in connection with, a provision of an enactment or regulation relating to Tax by a Buyer's Group Undertaking;
4.6.2    a Group Company's failure or omission to make a claim, election, surrender or disclaimer, or give a notice or consent or do another thing, under, or in connection with, a provision of an enactment or regulation relating to Tax after Completion which: (a) the Group Company could legally and validly make or do; (b) which the Buyer was made aware of in writing; and (c) the anticipated making, giving or doing of was taken into account in computing the provision for Tax in the Completion Accounts, in all cases otherwise than at the written request of the Seller or to comply with Applicable Law;
4.7    to the extent that the matter giving rise to the Claim is a liability for Tax which has been paid or discharged on or before Completion and such payment or discharge has been reflected in the Completion Accounts; and/or
4.8    Excluding a Claim with respect to a Tax Indemnity, if the Buyer was aware of such fact, matter or circumstance, and such fact, matter or circumstance could reasonably be considered to entitle the Buyer at the date of this Agreement or at Completion to make a Claim. For this purpose, the Buyer shall be deemed to have knowledge (without limitation) of: (a) those facts, matters and circumstances which are specified in this Agreement, the contents of any legal review report (in draft or final form) prepared by or for the Buyer, and the matters Disclosed in any Disclosed Information; and (b) all matters which would be revealed by making the Searches in respect of each Group Company incorporated in the jurisdiction of the relevant Search.
5.    RECOVERY ONLY ONCE
The Buyer is not entitled to recover more than once in respect of any one matter giving rise to a Claim (other than with respect to the Tax Indemnities, but provided always, for the avoidance of doubt, that (a) the Seller’s liability shall be limited in accordance with quantum set out in paragraph 1.2.2 of this Schedule 9; and (b) the Buyer shall not be liable to indemnify the Seller twice in respect of the same Loss for instance, where such Loss is incurred by a Group Company and through such Group Company, the same Losses are incurred by the Buyer).

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6.    DAMAGES
The Buyer shall not be entitled to claim for any punitive, indirect or consequential Loss in respect of any Claim.
7.    CONTINGENT LIABILITIES
To the extent that a Claim is based upon a liability of a Group Company which is a contingent liability, the Seller shall not be liable to make a payment to the Buyer in respect thereof unless and until such time as the contingent liability becomes an actual liability of a Group Company to make a payment. This paragraph 7 is without prejudice to the obligation of the Buyer to notify the Seller’s Representative of the Claim and to issue and serve proceedings in respect thereof in accordance with paragraph 3 of this Schedule 9.
8.    RECOVERY FROM THIRD PARTIES AND REIMBURSEMENT
8.1    Paragraph 8.2 shall apply in circumstances where:
8.1.1    any claim is made against the Buyer or any Group Company which may give rise to a Claim;
8.1.2    the Buyer or any Group Company is or may be entitled to make recovery from some other person of any sum in respect of any facts or circumstances by reference to which the Buyer has or may have a Claim; or
8.1.3    the Seller shall have paid to the Buyer an amount in respect of a Claim and subsequent to the making of such payment the Buyer or any Group Company becomes or shall be entitled to recover from some other person a sum which is directly referable to that payment.
8.2    The Buyer shall:
8.2.1    prior to taking any action against the Seller in respect of any Claim in the case of paragraphs 8.1.1 and 8.1.2 consult with the Seller on the actions to be taken, including the institution of proceedings and the instruction of professional advisers, to avoid, dispute, resist, compromise, mitigate, defend or appeal against any such claim against the Buyer or any Group Company as is referred to in paragraph 8.1.1 or to make such recovery as is referred to in paragraph 8.1.2 or 8.1.3, as the case may be;
8.2.2    not make any admission of liability or settle or compromise any liability or claim which has given or may give rise to a Claim without prior consultation with the Seller; and
8.2.3    in the case of paragraph 8.1.3 only, as soon as reasonably practicable repay to the Seller an amount equal to the amount so recovered or, if lower, the amount paid by the Seller to the Buyer.
8.3    The Buyer shall, in relation to a Claim, within five (5) Business Days of a claim or right of recovery, material development or Seller’s reasonable request (as the case may be):
8.3.1    notify the Seller’s Representative of any claim made against the Buyer or any Group Company as referred to in paragraph 8.1.1, or any right of recovery which is or might be available, as referred to in paragraphs 8.1.2 and 8.1.3, after such company becomes aware of the same;

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8.3.2    keep the Seller’s Representative fully informed of all material developments in relation to any such claim, or right of recovery, as referred to in paragraph 8.3.1; and
8.3.3    provide all relevant information and documentation (no matter how it is recorded or stored) as the Seller’s Representative shall reasonably request in connection with any claim, or right of recovery, as referred to in paragraph 8.3.1, subject to the Buyer's confidentiality obligations.
8.4    No liability shall attach to the Seller to the extent that a claim has arisen or the amount of the claim has been increased, or a sum which would otherwise have been recoverable as referred to in paragraph 8.1.2 has not been recovered, because the Buyer failed to comply with paragraph 8.2.1 or 8.2.2 in relation to such claim or, as the case may be, such amount recoverable.
8.5    For the avoidance of doubt, in this paragraph 8, a reference to a “claim” shall include the receipt by the Buyer or by any Group Company of any notice, request for information, request for interview or any other similar notice or request from a Tax Authority in respect of a matter which may result in a claim under Clause 16.10
9.    MITIGATION
Nothing in this Schedule 9 restricts or limits any general obligation on the Buyer at law to mitigate any Loss which it may incur in consequence of a matter giving rise to a Claim.
10.    PROVISION OF INFORMATION
If, at any time after the date of this Agreement, the Seller wishes to insure against its liabilities in respect of Claims, the Buyer shall provide such information as a prospective insurer may reasonably require before effecting the insurance.
11.    PRESERVATION OF INFORMATION
The Buyer shall, and shall ensure that each Group Company will, preserve all documents, records, correspondence, accounts and other information whatsoever relevant to a matter which it reasonably believes may give rise to a Claim.
12.    TAX
12.1    Where:
12.1.1    an amount of Tax paid by a Group Company has resulted in a Tax Relief (the "Relevant Relief"); and
12.1.2    the Seller has made a payment to the Buyer in respect of the Tax in satisfaction of a Claim, the Buyer shall cooperate to utilise the Relevant Relief as soon as reasonably practicable, provided that any Relevant Relief will be treated as being used after any other Relief such that the Buyer shall only be required to pay to the Seller an amount equal to the actual cash Tax savings which arises to the Buyer’s Group (as a whole). The Buyer shall as soon as reasonably practicable pay to the Seller an amount equal to any such tax savings, in each case as a result of the use of the Relevant Relief.
12.2    If and to the extent that:

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12.2.1    an expenditure by a Group Company, or provision or reserve for or on account of a matter, has been treated as deductible or allowable for Tax purposes in the Audited Accounts; and
12.2.2    a Claim arises because the expenditure, provision or reserve, or a part of it, is not deductible or allowable in respect of the accounting period in which it was treated as deductible or allowable, but it is deductible or allowable in another accounting period, the value to a Group Company of the deduction or allowance obtained in the relevant accounting period in respect of the expenditure, provision or reserve, whether by way of reduced Tax liability, an amount available for group relief surrender or otherwise is to be treated as a "Benefit" for the purposes of paragraph 12.3 of this Schedule 9.
12.3    If and to the extent that:
12.3.1    any income, profit or gain of a Group Company not received by such Group Company is found to be subject to Tax;
12.3.2    the Tax gives rise to a Claim; and
12.3.3    such Group Company subsequently receives the income, profit or gain and it is not subject to Tax, the amount of Tax which would otherwise have been payable in respect of the income, profit or gain is to be treated as a "Benefit" for the purposes of this paragraph 12.3 of this Schedule 9.
12.4    If the Seller has made a payment to the Buyer in satisfaction of a Claim of a type mentioned in paragraph 12.1 or 12.2 of this Schedule 9, the Buyer shall pay the Seller an amount equal to any Benefit.
12.5    The Buyer shall ensure that the Company's auditors certify the amount of any payment due to the Seller under paragraph 12.1 or 12.3 of this Schedule 9 within five (5) Business Days of a request from the Seller’s Representative.
13.    DISCLOSURE
The Warranties:
13.1    given as at the date of this Agreement are qualified by the facts and circumstances Disclosed in the Disclosed Information (excluding, for the avoidance of doubt, the facts and circumstances Disclosed in the Updated Disclosure Letter (if any); and
13.2    given immediately prior to Completion pursuant to Clause 7.2.2 are qualified by the facts and circumstances Disclosed in the Disclosed Information (including, for the avoidance of doubt, the facts and circumstances Disclosed in the Updated Disclosure Letter (if any)).
14.    OVERPROVISIONS AND REPAYMENTS OF TAX
14.1    If the Buyer or a Group Company becomes aware that:
14.1.1    any provision for Tax in the Completion Accounts is likely to be an overprovision (an "Overprovision"); or

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14.1.2    a Group Company is entitled to any repayment of Tax overpaid by such Group Company (other than a repayment which has been shown as an asset in the Completion Accounts) and/or any interest in respect of any period before Completion (a "Repayment"), the Buyer shall give written details thereof to the Seller’s Representative and the Seller’s Representative may, upon receiving such notice, or in the absence of such notice, at any time request the auditors for the time being of such Group Company to certify (at the expense of the Seller) the amount of such Overprovision or Repayment, and the amount so certified shall be dealt with in accordance with paragraph 14.2 of this Schedule 9.
14.2    Where it is provided under paragraph 14.1 of this Schedule 9 that any amount (the "Relevant Amount") is to be dealt with in accordance with this paragraph 14.2:
14.2.1    the Relevant Amount shall first be set off against any payment then due from the Seller in respect of a Tax Indemnity claim;
14.2.2    to the extent that there is an excess, a refund shall be made to the Seller of any previous payment or payments made in respect of a Tax Indemnity claim and not previously refunded under this paragraph 14.2.2 up to the amount of such excess;
14.2.3    to the extent that the excess referred to in paragraph 14.2.2 of this Schedule 9 is not exhausted under that paragraph, the remainder of that excess shall be carried forward and set off against any future payment or payments which become due from the Seller in respect of a Tax Indemnity claim.
14.3    Where any such certification as is mentioned in paragraph 14.1 of this Schedule 9 has been made, the Seller or the Buyer or a Group Company may request the auditors of the Group Company for the time being at the expense of the party so making the request to review such certification in the light of all relevant circumstances, including any facts which have become known only since such certification and to certify whether such certification remains correct or whether in the light of those circumstances the amount that was the subject of such certification should be amended.
14.4    If the auditors certify under paragraph 14.3 of this Schedule 9 that an amount previously certified should be amended, that amended amount shall be substituted for the purposes of paragraph 14.2 of this Schedule 9 as the Relevant Amount in respect of the certification in question in place of the amount originally certified and such adjusting payment (if any) as may be required by virtue of the aforementioned substitution shall be made as soon as practicable by the Seller.
14.5    If any dispute arises under this paragraph 14 as to whether there is or has been any Overprovision or Repayment, such dispute shall be referred to the Reporting Accountants who in making such determination shall act as expert (the "Expert") and not arbitrator and whose decision shall be final and binding on the parties thereto. The Expert may make such enquiries as he shall think fit in order to make such determination and shall also determine how the Costs of obtaining his opinion should be paid and borne by the parties, taking into account the reasonableness of their respective arguments.
14.6    The Buyer undertakes to supply and undertakes to procure that a Group Company shall supply to the Seller and subsequently to any firm of accountants nominated to deal with any such dispute in accordance with paragraph 14.5 of this Schedule 9 (with copies to the Seller) all documents accounts notices papers and other necessary information as may be reasonably required for the purposes of making any such

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determination as to whether there is or has been any Overprovision or Repayment for the purposes of this paragraph 14.6.
15.    GENERAL
Nothing in this Schedule 9 shall have the effect of limiting or restricting any liability of the Seller in respect of a Claim arising or increasing, or to the extent to which it arises or is increased, as the consequence of, or which is delayed as a result of, any fraud or wilful misconduct.

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SCHEDULE 10
TREATMENT OF INTRA-GROUP RECEIVABLES AND INTRA-GROUP PAYABLES
1.    General
    Notwithstanding the provisions of Clause 8.2 as relates to the Seller procuring that there shall be no Intra-Group Payables nor Intra-Group Receivables at Completion, to the extent that the Seller has not procured the same, the following provisions of this Schedule 10 shall apply in respect of how such Intra-Group Payables and Intra-Group Receivables shall be settled and discharged.
2.    Completion
At Completion:
2.1.1    the Seller shall procure, in accordance with paragraph 2.1.3 below, the discharge and repayment by the Seller’s Group Undertakings of the Estimated Intra-Group Receivables and shall acknowledge, on behalf of the relevant Seller’s Group Undertakings, the payment, and to that extent the discharge, of the Estimated Intra-Group Payables paid in accordance with 2.1.2 below;
2.1.2    the Buyer shall procure, in accordance with paragraph 2.1.3 below, the discharge and repayment by the Group Companies of the Estimated Intra-Group Payables and shall acknowledge on behalf of the relevant Group Companies, and to that extent the discharge, of the Estimated Intra-Group Receivables paid in accordance with 2.1.1 above; and
2.1.3    without prejudice to paragraphs 3.1 and 3.2 below, the Seller (as agent for the Seller’s Group Undertakings) and the Buyer (as agent for the Group Companies) shall settle the Estimated Intra-Group Receivables and the Estimated Intra-Group Payables by way of such amounts being netted off against each other as provided for in limbs (c) and (f) in the definition of “Initial Consideration”.
3.    Following agreement or determination of the Completion Accounts and the Statement
3.1    Within ten (10) Business Days of the Determination Date:
3.1.1    the Seller shall procure the discharge and repayment by the Seller’s Group Undertakings of any then-outstanding Intra-Group Receivables; and
3.1.2    the Buyer shall procure the discharge and repayment by the Group Companies of any then-outstanding Intra-Group Payables, in each case in accordance with the provisions of paragraph 3.2 below.
3.2    The Seller (as agent for the Seller’s Group Undertakings) and the Buyer (as agent for the Group Companies) shall settle the then-outstanding Intra-Group Receivables and the then-outstanding Intra-Group Payables referred to in paragraph 3.1 above by way of the making of the payments contemplated in Clauses 4.3 and 4.4, following which:
3.2.1     each Intra-Group Receivable and Intra-Group Payable shall be deemed settled and discharged;

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3.2.2    no further amount shall be considered as due, owing or payable between any Seller’s Group Undertaking and any Group Company (or vice versa) in respect of the Intra-Group Payables and Intra-Group Receivables;
3.2.3    receipt of the payments contemplated in Clauses 4.3 and 4.4 shall be an absolute discharge by the payee of any then-outstanding Intra-Group Payables of its obligation to pay such amount and such payee shall not be concerned to see to the application of any such amount thereafter; and
3.2.4    the Seller (as agent for the Seller’s Group Undertakings) and the Buyer (as agent for the Group Companies) shall procure that, on the one hand, no Seller’s Group Undertaking and, on the other hand, no Group Company shall make a claim against (and shall waive any rights it might have against) any Seller’s Group Undertaking, on the one hand, or any Group Company (as the case may be) in respect of any Intra-Group Receivable or Intra-Group Payable.

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EXECUTED as a DEED on the date first stated above by the parties:
Signed, sealed and delivered by            )
/s/ Mary Ann Sigler__________________            )
for and on behalf of            )
PAGANI HOLDING III LIMITED            )
in the presence of:            )

Signature of witness: /s/ Stacy L. Mengel
Name of witness: Stacy L .Mengel
Address: 360 N. Crescent Drive │South Building │ Beverly Hills, CA 90210 USA

[Signature Page to Agreement for the Sale and Purchase of the Entire Issued Share Capital of PCI Private Limited]

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Executed as a deed by 2863862 ONTARIO INC. acting by Robert Ellis, a director, in the presence of:

/s/ Jeffrey Woodlock_______
Witness Name: Jeffrey Woodlock

Witness Address: 5140 Yonge Street, 19th Floor, Toronto, Ontario M2N 6L7

Witness Occupation: Director of 2863862 Ontario Inc.
/s/ Robert Ellis__________________ Director

[Signature Page to Agreement for the Sale and Purchase of the Entire Issued Share Capital of PCI Private Limited]

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Executed as a deed by CELESTICA INC. acting by Robert Ellis, a secretary, in the presence of:

/s/ Jeffrey Woodlock_________
Witness Name: Jeffrey Woodlock

Witness Address: 5140 Yonge Street, Suite 1900, Toronto, Ontario, M2N 6L7

Witness Occupation: Vice President Legal of Celestica Inc.
/s/ Robert Ellis_________________ Secretary

[Signature Page to Agreement for the Sale and Purchase of the Entire Issued Share Capital of PCI Private Limited]

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